UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Avocent Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Avocent Corporation, a Delaware corporation, will be held at our corporate headquarters and principal executive offices located at 4991 Corporate Drive, Huntsville, Alabama 35805, on Thursday, June 11, 2009, at 10:00 a.m. Central time, for the following purposes:

1.	To elect Francis A. Dramis, Jr. as a Class III director to serve until the annual meeting of our stockholders in 2012;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year ending December 31, 2009;

3.	To approve the amendment and restatement of the Avocent Corporation 2005 Equity Incentive Plan; and

4.	To transact such other business as may properly come before the meeting, or any postponement or adjournment of the Annual Meeting.

Only stockholders of record at the close of business on April 23, 2009, are entitled to notice of, to attend, and to vote at, the 2009 Annual Meeting of Stockholders and any adjournment or postponement of this Annual Meeting.  A list of these stockholders is kept at the office of our transfer agent, American Stock Transfer & Trust Company.  All stockholders of record are cordially invited to attend the Annual Meeting, and a live webcast of the meeting will be available on Thursday, June 11, 2009, at 10:00 a.m. Central time on our website, www.Avocent.com.  However, to assure your representation at the meeting, you are urged to mark, sign, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.  You may also be able to submit your proxy over the Internet or by telephone.  For specific instructions, please refer to the information provided with your proxy card.

Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Samuel F. Saracino
Secretary

Huntsville, Alabama

April 28, 2009

YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE

MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS

PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.

4991 Corporate Drive

Huntsville, Alabama 35805

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on June 11, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place

This Proxy Statement is furnished to the stockholders of Avocent Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters and principal executive offices located at 4991 Corporate Drive, Huntsville, Alabama 35805, on Thursday, June 11, 2009, at 10:00 a.m. Central time, and any and all postponements or adjournments of this Annual Meeting, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.

A live webcast of the Annual Meeting will be available at 10:00 a.m. Central time on Thursday, June 11, 2009, at www.Avocent.com.  A replay of that webcast will be available on our website through August 11, 2009.

These proxy solicitation materials were first mailed on or about May 5, 2009, to all stockholders entitled to vote at the Annual Meeting.  In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m., Central Time on June 10, 2009.  Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to:

•                  Elect Francis A. Dramis, Jr. as a Class III director to serve until the annual meeting of our stockholders in 2012;

•                  Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year ending December 31, 2009;

•                  Approve the amendment and restatement of the Avocent Corporation 2005 Equity Incentive Plan; and

•                  Transact such other business as may properly come before the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary or our transfer agent, American Stock Transfer & Trust Company, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date and Share Ownership

Stockholders of record at the close of business on April 23, 2009, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting.  On April 10, 2009, 44,267,582 shares of our common stock, and no shares of our preferred stock, were issued and outstanding, held of record by approximately 445 stockholders.  For information regarding security ownership by principal stockholders and management, see the section below entitled, “Security Ownership by Principal Stockholders and Management.”

Voting and Solicitation; Quorum

Each share held as of the record date is entitled to one vote.  A quorum for the transaction of business at the Annual Meeting requires the presence, in person or by proxy, of a majority of the votes entitle to vote.

The votes required to pass the proposals are as follows:

•                                         For proposal 1, the election of directors, the nominee receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.  As a result, if you withhold your vote for a nominee, your vote will not affect the outcome of the election.

•                                          For proposals 2 and 3, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required in order to approve the item.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.  However, broker non-votes will not be counted for the purpose of determining the number of shares entitled to vote with respect to a proposal on which the broker has expressly not voted.  Thus, broker non-votes will not affect the outcome of the voting on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.  Abstentions will have the effect of a vote against the proposal that requires the affirmative vote of a majority of the shares present and entitle to vote.

The solicitation of proxies will be conducted by mail, and we will bear all attendant costs.  These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials regarding the Annual Meeting to such beneficial owners.  Certain of our directors, officers, and regular employees, without additional compensation, may also solicit proxies, personally or by telephone, email, or facsimile.

Stockholder Proposals for the Next Annual Meeting

Any stockholder proposal to be presented at our next annual meeting of stockholders must be received at our offices no later than January 5, 2010, in order to be considered for inclusion in our proxy materials for such meeting.  Any such proposals must be submitted in writing, addressed to the attention of our corporate secretary at our principal executive offices, and must otherwise comply with our Bylaws and the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our Proxy Statement, to be brought before an annual meeting of stockholders.  In general, nominations for the election of directors or proposals for other business may be made by the Board of Directors or by any stockholder of record at the time of giving notice and on the record date and who has delivered proper written notice to our corporate secretary not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting,  If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.  All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our corporate secretary at our principal executive offices.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.”  Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  We believe this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards.  Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 11335 NE 122nd Way, Suite 140, Kirkland, Washington 98034, Attention: Corporate Secretary, or by telephone at (425) 861-5858.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF CLASS III DIRECTOR

Our Certificate of Incorporation provides that our Board of Directors is to be divided into three classes of directors, designated as Class I, Class II, and Class III.  Our Board of Directors currently consists of eight members, with three members in each of Classes I and II and two members in Class III.  Upon the expiration of the term of a class of directors, nominees for that class are elected to serve for a term of three years and until their respective successors have been elected and qualified.  The current terms of the two Class III directors, Francis A. Dramis, Jr. and Stephen F. Thornton, expire upon the election and qualification of the directors to be elected at the Annual Meeting.  Following the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Mr. Dramis for re-election to the Board of Directors at the Annual

Meeting, to serve until the annual meeting of stockholders to be held in 2012.  Mr. Thornton was not re-nominated, and the Board of Directors reduced the number of directors to seven effective upon the expiration of Mr. Thornton’s term of office on the date of the 2009 Annual Meeting of Stockholders.  The terms of the Class I and Class II directors expire at the annual meetings of stockholders to be held in 2010 and 2011, respectively.  Effective as of the 2009 Annual Meeting of Stockholders, our Board of Directors will consist of seven members, with three members in Class I, three members in Class II, and one member in Class III.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Mr. Dramis to the Board of Directors.  Mr. Dramis has consented to serve as our director if elected.  If, at the time of the Annual Meeting, Mr. Dramis is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors.  The Board of Directors has no reason to believe that Mr. Dramis will be unable, or will decline, to serve as a director.

Set forth below is certain information furnished to us by the director nominee and by each of the incumbent directors.

Class I Directors

William H. McAleer, 58, has been one of our directors since July 2000.  Since 1997, Mr. McAleer has been a Managing Director of Voyager Capital, a venture firm that provides funding to private information technology companies.

David P. Vieau, 59, has been one of our directors since April 2001.  Since March 2002, Mr. Vieau has been the President and Chief Executive Officer of A123Systems, Inc., a privately-held company that develops advanced power technologies for power tools, transportation, and stationary power.

Doyle C. Weeks, 63, has been one of our directors since July 2000.  Mr. Weeks has been our President and Chief Operating Officer since February 2005.  Prior to that, he was our Executive Vice President of Group Operations and Business Development from July 2000 to January 2005.

Class II Directors

Michael J. Borman, 54, has been one of our directors and our Chief Executive Officer since July 2008.  Prior to joining Avocent, Mr. Borman held several positions at IBM, including Vice President, Worldwide Sales, IBM Software, from January 2005 to July 2008, General Manager, i Series, from August 2004 to December 2004, and General Manager, Global Business Partners, from January 2003 to August 2004.

Harold D. “Harry” Copperman, 62, has been one of our directors since November 2002.  Mr. Copperman is currently President and Chief Executive Officer of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software, and services, a position he has held since March 2002.  Mr. Copperman is also a director of AXS-One Inc., a provider of records compliance management solutions, and ID Systems, Inc., a provider of RFID wireless solutions for tracking high-value assets.

Edwin L. “Ed” Harper, 64, has been one of our directors since July 2000.  He was elected as our Lead Independent Director in April 2003 and as the Chairman of our Board of Directors in January 2008.  He also served as our Interim Chief Executive Officer from April 2008 to July 2008.  During a portion of 2007, Mr. Harper served as Interim Chief Executive Officer of Ditech Networks, Inc., a telecommunications equipment supplier.  Since February 2005, Mr. Harper has served as Chief Executive Officer and Chairman of WhiteCell Software, Inc., a privately-held network security company.  From March 2001 to January 2005, Mr. Harper was a consultant and private investor.  Mr. Harper is also a director of Ditech Networks, Inc.

Class III Directors

Francis A. “Fran” Dramis, Jr., 61, has been one of our directors since November 2002.  Mr. Dramis is currently Chief Executive Officer of F. Dramis, LLC, a technology consulting company, a position he has held since February 2007.  Prior to that, Mr. Dramis was Chief Information - E-Commerce & Security Officer for BellSouth Corporation, a telecommunications company based in Atlanta, Georgia.  Mr. Dramis held a variety of positions at BellSouth, which he joined in December 1998.  Mr. Dramis is also a director of Ditech Networks, Inc., a telecommunications equipment supplier, and Netezza Corporation, a provider of data warehouse and analytic appliances.

Stephen F. Thornton, 69, has been a member of our Board of Directors since July 2000, and was Chairman of our Board of Directors from July 2000 to April 2003.  Mr. Thornton was our President and Chief Executive Officer from July 2000 to March 2002.

Vote Required and Board of Directors Recommendation

The nominee receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as director.

The Board of Directors recommends that stockholders vote “FOR” the election of Mr. Dramis to the Board of Directors.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2009

Our Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to conduct an audit in accordance with generally accepted auditing standards of our financial statements for the fiscal year ending December 31, 2009.  A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires.  The Audit Committee has discussed with PricewaterhouseCoopers its independence from us and our management, and this discussion included consideration of the matters in the written disclosures required by the Independence Standards Board and the potential impact that non-audit services provided to us by PricewaterhouseCoopers could have on its independence.  This appointment is being submitted for ratification at the meeting.  If not ratified, the Audit Committee will reconsider this appointment, although the Audit Committee will not be required to appoint different independent auditors.  PricewaterhouseCoopers has served as our independent auditors since July 2000.

Fees Billed to Us by PricewaterhouseCoopers during Fiscal 2008

Audit Fees

Fees and related expenses for the 2008 and 2007 fiscal year audits by PricewaterhouseCoopers of our annual financial statements and its review of the financial statements included in our quarterly reports on Form 10-Q totaled $1,422,061 and $1,510,204, respectively.

Audit-Related Fees

For the years 2008 and 2007, PricewaterhouseCoopers billed us $215,597 and $7,085, respectively, for its services related to acquisitions, consultations on accounting issues, and other audit-related matters.

Tax Fees

For both the years 2008 and 2007, PricewaterhouseCoopers billed us $0 for professional services related to preparation of our tax returns and $45,000 and $331,074, respectively, for tax consulting.

All Other Fees

For the years 2008 and 2007, PricewaterhouseCoopers billed us $51,551 and $76,252, respectively, for other services.

Policy on Audit Committee Pre-Approval of Fees

In its pre-approval policy, the Audit Committee has authorized our Chief Executive Officer or our Chief Financial Officer to engage the services of PricewaterhouseCoopers with respect to the following services:

•                  audit related services that are outside the scope of our annual audit and generally are (i) required on a project, recurring, or one-time basis, (ii) requested by one of our business partners (e.g., a review or audit of royalty payments), or (iii) needed by us to assess the impact of a proposed accounting standard;

•                  audits of the annual statutory financial statements required by the non-US governmental agencies for our overseas subsidiaries;

•                  accounting services related to potential or actual acquisitions or investment transactions that if consummated would be reflected in our financial results or tax returns (this does not include any due diligence engagements, which must be pre-approved by the Audit Committee separately); and

•                  other accounting and tax services that are expected to result in fees of less than $25,000 per project, such as routine consultations on accounting and/or tax treatments for contemplated transactions.

Notwithstanding this delegation of pre-approval authority, the Audit Committee is informed of all audit and non-related services performed by PricewaterhouseCoopers.  The foregoing pre-approval authority relates only to engagements where the fees for services in connection with any such engagement are expected to be less than $25,000.  The Audit Committee has also delegated to its chairman the authority to pre-approve or disapprove any of the engagements as well as any engagements not listed above where the fees for services are expected to be between $25,000 and $100,000 per project.  Any such decisions by the chairman must be presented to the Audit Committee at the next scheduled meeting.  Any engagements where the fees for services are expected to exceed $100,000 per project must be pre-approved by a vote of the Audit Committee.  The Audit Committee has considered the non-audit services provided to us by PricewaterhouseCoopers and has determined that the provision of such services is compatible with PricewaterhouseCoopers’s independence.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009, and the Board of Directors recommends that stockholders vote “FOR” ratification of this appointment.

PROPOSAL THREE

APPROVAL OF THE AMENDED AND RESTATED

AVOCENT CORPORATION 2005 EQUITY INCENTIVE PLAN

Summary of Proposal

Our 2005 Equity Incentive Plan (the “2005 Plan”) was adopted by our Board of Directors and approved by the stockholders in 2005.  The purposes of the 2005 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our directors, employees, and consultants, and to promote the success of our business.  To meet these purposes, we are seeking approval of the amended and restated 2005 Plan in order to:

•                  Increase the shares available for awards under the 2005 Plan by 4,300,000;

•                  Revise the “full value” provision in the 2005 Plan from 2:1 to 1.5:1; and

•                  Ensure compliance of the 2005 Plan with Internal Revenue Code Section 162(m).

As of April 10, 2009, a total of 1,198,097 shares of our common stock is presently available for awards under the 2005 Plan, but because we must use these shares at the rate of two-for-one for our grants of restricted stock units and performance share awards, we effectively have the ability to award only 599,049 restricted stock units or performance shares.  As of April 10, 2009, option awards for 130,493 shares had been exercised under the 2005 Plan, and there were option awards outstanding to purchase an aggregate of 244,180 shares at a weighted average exercise price of $27.54 per share.  In addition, there were 1,837,451 shares outstanding pursuant to awards of restricted stock units.

The Board of Directors believes that the number of shares remaining available for awards under the 2005 Plan is insufficient to satisfy the purposes of the 2005 Plan unless additional shares are authorized.  Accordingly, on April 14, 2009, our Board of Directors approved, subject to the approval of stockholders at the Annual Meeting, two amendments to the 2005 Plan.  The first amendment would increase by 4,300,000 the number of shares that may be awarded under the 2005 Plan, bringing the total number of shares approved for issuance under the 2005 Plan to 9,050,000 shares from the 4,750,000 shares previously approved.  The second amendment would revise the rate at which awards other than awards of stock options or stock appreciation rights reduce the pool of available shares under the 2005 Plan, reducing this rate from 2:1 to 1.5:1.  Our 2008 Inducement Equity Incentive Plan also currently provides for a 2:1 utilization rate for awards other than awards of stock options or stock appreciation rights.  Lastly, we are seeking approval of the material terms of the 2005 Plan, as amended and restated, in order to enable us to grant certain awards under the 2005 Plan that may qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Amended and Restated 2005 Plan Approval

We strongly believe that the amendment to our 2005 Plan for the reservation of additional shares is essential to our continued success.  Our Board of Directors and management believe that equity awards motivate high levels of performance, align the interests of service providers and stockholders by giving employees the perspective of an owner with an equity stake, and provide an effective means of recognizing service provider contributions to our success.  Our Board and management believe that equity awards are of great value in recruiting and retaining personnel who help us meet our goals, as well as rewarding and encouraging current service providers.  With our growth and our acquisitions, we have many new employees, and our Board and management desire to provide equity incentives for our employees, thus aligning their interests with our stockholders.  Our Board and management believe that the ability to grant equity awards will be important to our future success.

As amended and restated by our Board of Directors, the terms of our 2005 Plan specify that the pool of shares available for issuance under the 2005 Plan are reduced at a one and one-half-for-one rate for every award other than an award of stock options or stock appreciation rights.  While this rule does not apply to stock option awards, our Compensation Committee and Board of Directors have concluded (after a comprehensive review of our incentive compensation programs with independent compensation consultants) that future awards will likely consist of restricted stock, restricted stock units, and performance shares rather than stock options.  Our current pool of shares available is only 1,198,097.  As a result, our Board and management we believe we need to increase the number of available shares to meet our future needs.  If the amended and restated 2005 Plan is approved, we will have approximately 5,498,097 shares of our common stock available for awards, but effectively, we will only be able to make approximately 3,665,398 awards of restricted stock, performance shares, or restricted stock units under the 2005 Plan.

As of April 10, 2009, there were approximately 1,800 employees (including officers) and six non-employee members of our Board of Directors eligible to participate in the 2005 Plan.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2005 PLAN.

Our executive officers and members of our Board have an interest in this proposal as they may receive awards under the amended and restated 2005 Plan.  Future benefits under the amended and restated 2005 Plan are not determinable at this time.

Amended and Restated 2005 Plan Summary

The following paragraphs provide a summary of the principal features of the 2005 Plan as amended and restated (the “Amended Plan”) and its operation.  The Amended Plan is set forth in its entirety as Appendix A to this Proxy Statement.  The following summary is qualified in its entirety by reference to the Amended Plan.

Eligibility.  Options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, and dividend equivalents may be granted under the Amended Plan.  Options granted under the Amended Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options.  Nonstatutory stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, deferred stock units, and dividend equivalents may be granted under the Amended Plan to our directors, employees, or consultants.  Incentive stock options may be granted only to our employees.  The Administrator of the Amended Plan (as defined below), in its discretion, selects the person(s) to whom options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, and dividend equivalents (collectively, “Awards”) may be granted, the time or times at which Awards are granted, and the number of shares subject to each such Award.

Code Section 162(m) Annual Limitations.  The Amended Plan provides that no person(s) may be granted, in any fiscal year, options or stock appreciation rights to purchase more than 400,000 shares of common stock; provided, however, the limit will be 1,200,000 shares for a person’s first fiscal year of service with us.  No more than 200,000 shares of restricted stock, restricted stock units, or performance shares (which may include related dividend equivalent grants) may be granted to a person in any fiscal year; provided, however, the limit will be 600,000 shares for a person’s first fiscal year of service with us.  In addition, no person(s) may receive performance units, in any fiscal year, having an initial value greater than $1,000,000; provided, however, that the limit will be $3,000,000 for such person’s first fiscal year of service with us.

Shares Available For Issuance.  Upon approval of the Amended Plan by stockholders, a total of 5,498,097 shares of common stock will be available for Awards under the Amended Plan, plus any shares subject to any outstanding options under our current stock options plans that subsequently expire unexercised.  As noted above, any shares subject to awards other than awards of stock options or stock appreciation rights will be counted against the authorized share reserve as one and one-half shares for every one share subject to the Award, and if any such shares are returned to the Amended Plan, such shares will be counted as one and one-half shares.  If an Award expires or becomes unexercisable without having been exercised in full (or, with respect to restricted stock, performance shares, or restricted stock units, is forfeited to or repurchased by us), the unpurchased shares (or, for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) will become available for future Awards.  With respect to stock appreciation rights, shares issued pursuant to a stock appreciation right, as well as the shares withheld to pay the exercise price, will not be available under the Amended Plan for future Awards, and from and after the effective date of the Amended Plan, shares reserved for issuance upon grant of stock appreciation rights shall not become available for issuance under the Amended Plan to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the stock appreciation rights.  Shares of restricted stock, performance shares, or restricted stock units that are repurchased by us at the fair market value on the date of the original Award, or are forfeited to us, will become available for future grant under the Amended Plan.  Shares used to pay the exercise price of an option will not become available for future Awards, and shares used to satisfy tax withholding obligations will also not become available for future Awards under the Amended Plan.  To the extent an Award under the Amended Plan is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Amended Plan.  Any payout of dividend equivalents or performance units, because they are payable only in cash, will not reduce the number of shares available for issuance under the Amended Plan.  Conversely, any forfeiture of dividend equivalents or performance units will not increase the number of shares available for issuance under the Amended Plan.

Administration.  The Amended Plan may generally be administered by the Board or a committee appointed by the Board (as applicable, the “Administrator”).  In the case of Awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m).

Terms and Conditions of Options.  Each option will be evidenced by a stock option agreement between us and the optionee, and is subject to the following additional terms and conditions:

Exercise Price.  The Administrator determines the exercise price of options at the time the options are granted.  The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of our common stock on the date such option is granted.  The fair market value of our common stock is generally determined with reference to the closing sale price for our common stock (or the closing bid if no sales were reported) on the date the option is granted.

Exercise of Option; Form of Consideration.  The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option.  The Amended Plan permits payment to be made by cash, check, other shares of our common stock (with some restrictions), a broker-assisted same day sale, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option.  The term of an option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant.  No option may be exercised after the expiration of its term.

Termination of Employment.  If the optionee’s service with us terminates for any reason other than death or disability or unless the Administrator otherwise approves, the options may be exercised as provided in the applicable option agreement.  In the absence of a specified time in the agreement, the options may be exercised for up to three months after such termination (but in no event later than the expiration of the term of the option) and may be exercised only to the extent the option was exercisable on the termination date.

Death or Disability.  If an optionee ceases to be a service provider for us as a result of his or her death or disability, then options held by such optionee may be exercised as provided in the applicable option agreement.  In the absence of a specified time in the agreement, the options may be exercised for twelve months after such cessation of service (but in no event later than the expiration of the term of the option) and only to the extent the option was exercisable on the date of death or disability.

Stock Appreciation Rights.  Stock appreciation rights are Awards that grant the participant the right to receive an amount equal to (i) the number of shares exercised, times (ii) the amount by which our stock price exceeds the exercise price.  An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price.  Our obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Administrator may determine and as set forth in the stock appreciation right agreement.  The Administrator determines the terms of stock appreciation rights.  However, a stock appreciation right may not be granted with an exercise price below 100% of the fair market value of the underlying stock on the date of the grant.  Moreover, a stock appreciation right will expire no later than ten (10) years after the date of grant.

Restricted Stock.  Restricted stock Awards are shares of our common stock that vest in accordance with terms and conditions established by the Administrator, and the Administrator may, in its sole discretion, accelerate the vesting of any restricted stock Awards.  The Administrator will determine the number of shares of restricted stock granted to any service provider.  The Administrator may impose whatever conditions to vesting it determines to be appropriate, which will typically be based principally or solely on continued service but may include a performance-based component.  Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.  Unless the Administrator determines otherwise, shares of restricted stock will be held by us as escrow agent until any restrictions on the shares have lapsed.

Restricted Stock Units.  Each restricted stock unit represents one share of our common stock for purposes of determining the number of shares subject to a restricted stock unit Award.  Restricted stock units will vest in accordance with terms and conditions established by the Administrator, and the Administrator may, in its sole discretion, accelerate the vesting of any restricted stock unit Awards.  The Administrator will determine the number of shares of restricted stock units awarded to any service provider.  The Administrator may impose whatever conditions to vesting it determines to be appropriate which will typically be based principally or solely on continued service but may include a performance-based component.  Earned restricted stock units are paid out in shares of our common stock.

Performance Units and Performance Shares.  Performance units and performance shares may be granted under our Amended Plan.  Performance units and performance shares are Awards that will result in a payment to a participant only if performance goals established by the Administrator are achieved or the Awards otherwise vest.  The Administrator will establish organizational or individual performance goals in its discretion, and depending on the extent to which they are met, these goals will determine the number and/or the value of performance units and performance shares to be paid out to participants.  Performance units are settled in a cash equivalent equal to the fair market value of our common stock as determined on the vesting date.  Each performance share will be the equivalent of one share of our common stock for the purposes of determining the number of shares subject to a performance share Award.

Performance Goals.  Under Section 162(m) of the Code, the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible for federal income tax purposes to the extent it exceeds $1 million.  However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met.  These conditions include stockholder approval of the Amended Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than options, establishing performance criteria that must be met before the Award actually will vest or be paid.  We have designed the Amended Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m).  Thus, the Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award.  At the Administrator’s discretion, one or more of the following performance goals may apply (all of which are defined in the Amended Plan):  our annual revenues, cash position, earnings per share, net income, operating cash flow, operating income, operational earnings per share, return on assets, return on equity, return on sales, the price of our common stock, and total stockholder return.  The Administrator will automatically adjust any evaluation of performance under a performance goal to exclude (i) any extraordinary non-recurring items, (ii) the effect of any changes in accounting principles affecting our business or the reported results of one of our business units, or (iii) the effect of any business acquisition that was not contemplated at the time the performance goals were established.

Deferred Stock Units.  Our Amended Plan permits the grant of deferred stock units, which may consist of restricted stock, performance shares, or performance unit Awards that are paid out in installments or on a deferred basis in accordance with rules and procedures established by the Administrator.

Nontransferability of Awards.  Unless determined otherwise by the Administrator, Awards granted under the Amended Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant, or in the event of the participant’s death, by the optionee’s estate or by a person who acquires the right to exercise the Award.  Notwithstanding any action by the Administrator to make an Award transferable, no transfer for value or consideration shall be made with the prior approval of our stockholders.

Adjustments upon Changes in Capitalization.  In the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification, or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Amended Plan, the number and class of shares of stock subject to any Award outstanding under the Amended Plan, the exercise or purchase price of any such outstanding Award, and the annual per-person limits applicable to different types of Awards.  In the event of our liquidation or dissolution, the Administrator will notify each participant as soon as practicable prior to such liquidation or dissolution.  The Administrator may, in its discretion, provide that each participant will have the right to exercise his or her options or stock appreciation rights as to all shares subject to the Awards.  In addition, the Administrator may provide that any right we have to repurchase or forfeit other Awards will lapse and become fully vested.

Change in Control.  In the event of a “change in control” of us, the successor corporation will either assume or provide a substitute Award for each outstanding Award.  In the event the successor corporation refuses to assume or provide a substitute Award, the Award will immediately vest and become exercisable as to all of the shares subject to such Award, or if applicable, the Award vesting will be fully accelerated.  When making Awards under the Amended Plan, the Administrator may also, in its sole discretion, provide for the acceleration of vesting in the event of a “change of control.”  In addition, if an option or stock appreciation right has become fully vested and exercisable in lieu of assumption or substitution, the Administrator will provide at least 15 days’ notice that the option or stock appreciation right will immediately vest and become exercisable as to all of the shares subject to such Award and all outstanding options and stock appreciation rights will terminate upon the expiration of such notice period.  A “change in control” is defined as (i) the acquisition by any person of 25% or more of the combined voting power of our outstanding securities, (ii) a change in the composition of our Board of Directors within any 24 month period as a result of which individuals who were directors at the beginning of any such period (together with any other directors first elected by at least two-thirds of the directors in office immediately prior to any such election) cease to constitute a majority of our Board of Directors, (iii) the closing of any consolidation or merger approved by stockholders in which we are not the continuing or surviving company or pursuant to which our shares are not converted into cash, securities, or other property, or (iv) the closing of any sale, exchange, liquidation, or transfer of substantially all of our assets approved by stockholders.

Amendment and Termination of the Amended Plan.  Our Board may amend, alter, suspend, or terminate the Amended Plan, or any part thereof, at any time and for any reason, but it may not materially amend the Amended Plan without obtaining stockholder approval.  No such action by the Board or stockholders may impair any Award previously granted under the Amended Plan without the written or electronic consent of the participant.

Stock Price.  On April 9, 2009, the closing price of the common stock as quoted on the NASDAQ National Market was $13.31.

Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and to us of Awards granted under the Amended Plan.  It does not purport to be complete and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the employee may reside.  Tax consequences for any particular individual may be different.

Incentive Stock Options.  An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax.  Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss (that is, the difference between the sale price and the exercise price of the option) is treated as long-term capital gain or loss.  If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the fair market value of the shares at the date of the option exercise (or the sale price of the shares, if less).  Any additional gain or loss recognized on such a disposition of the shares is treated as long-term or short-term capital gain or loss, depending on how long the optionee held the shares.  Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options.  An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option.  Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares (on the exercise date) over the exercise price.  Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by us.  Upon a disposition of such shares by the optionee, any additional gain or loss is treated as long-term or short-term capital gain or loss, depending on how long the optionee held the shares.  Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Restricted Stock.  A participant will generally recognize ordinary income on receipt of an Award of restricted stock when his or her rights in that Award become substantially vested, in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any.  Recipients of restricted stock may, however, within 30 days of receiving an Award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making a “Section 83(b) election” under the Code.  If the participant makes a Section 83(b) election, he or she will have to report ordinary income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the receipt of the restricted stock Award.  Unless limited by Section 162(m) of the Code, any ordinary income recognized by the participant generally will be deductible by us.

Stock Appreciation Rights.  A participant does not recognize taxable income upon grant of a stock appreciation right.  Upon exercise, the participant recognizes ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.  Stock appreciation rights that may be settled in cash may be subject to earlier taxation and an additional 20% tax under Section 409A of the Code.  Unless limited by Section 162(m) of the Code, any ordinary income recognized by the participant generally will be deductible by us.

Restricted Stock Units, Performance Units, and Performance Shares.  A participant does not recognize taxable income upon grant of restricted stock units, performance units, or performance shares.  Instead, he or she recognizes ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.  Unless limited by Section 162(m) of the Code, any ordinary income recognized by the participant generally will be deductible by us.

Deferred Stock Units.  A participant generally will not have taxable income upon the grant of a deferred stock unit (except in the case of restricted stock acquired pursuant to a stock purchase right pursuant to which a participant elected to be taxed at the time of grant, as described under “Restricted Stock” above).  Instead, a participant generally will recognize the income at the time of the receipt of the shares subject to the Award equal to the difference between the fair market value of the shares at the time of receipt and any amount paid for the shares.  However, a participant will be subject to employment taxes at the time a deferred stock unit vests, even if the participant has not yet received the shares subject to the Award.  Depending on the structure of the Deferred Stock Award, it may result in earlier taxation and an additional 20% tax under Section 409A of the Code.

Tax Effect for the Company.  We will generally be entitled to a tax deduction in connection with an Award in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option), unless limited by Section 162(m) of the Code.  Our Amended Plan permits the Administrator to grant Awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting us to receive a federal income tax deduction in connection with such Awards.

Section 409A.  Section 409A of the Code (“Section 409A”), enacted as part of the American Jobs Creation Act of 2004, imposes certain requirements applicable to “nonqualified deferred compensation plans.”  If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable.  Certain Awards which may be granted under the Amended Plan may constitute deferred compensation subject to the Section 409A requirements.  If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received.  Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.  Not all guidance issued by the Internal Revenue Service and Treasury Department related to Section 409A has been finalized, and accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Amended Plan) are not entirely clear.  It is our intention that any Award granted under the Amended Plan will comply with Section 409A.

Accounting Treatment.  Prior to 2006, employee Awards of stock options and Awards of stock options to members of our Board of Directors with purchase prices at or above fair market value on the grant date did not typically result in any direct charge to our reported earnings, and the fair market value of these Awards was required to be disclosed in the notes to our financial statements.  We also disclosed, in the notes to our financial statements, the pro forma impact these Awards would have on our reported earnings and earnings per share if the fair value of the Awards at the time of grant was treated as compensation expense.  Since 2006, the SEC has required mandatory expensing for equity Awards.  Accordingly, all Amended Plan Awards will now result in expense charges to our reported earnings.  This expense will typically be recognized over the related vesting period.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2008

The Audit Committee oversees the financial reporting process of Avocent Corporation (“Avocent” or the “Company”) on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, an opinion on the Company’s internal controls over financial reporting, its judgments about Avocent’s accounting principles, and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance, as amended) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  In addition, the Audit Committee has discussed with PricewaterhouseCoopers its independence from the Company and from the Company’s management, and this discussion included consideration of the matters in the written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence that were received by the Audit Committee from PricewaterhouseCoopers and the potential impact the non-audit services provided by PricewaterhouseCoopers could have on its independence.

The Audit Committee discussed with PricewaterhouseCoopers the overall scope and plans for its audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding the Company’s internal controls, and the overall quality of the Company’s financial reporting.  There were eleven meetings of the Audit Committee during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the 2008 audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
William H. McAleer, Chairman
Harold D. Copperman
Francis A. Dramis, Jr.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and Committee Meetings

During 2008, our Board of Directors met sixteen times.  There was one meeting of the Acquisition and Strategy Committee, eleven meetings of the Audit Committee, eleven meetings of the Compensation Committee, and nine meetings of the Nominating and Governance Committee during 2008.  Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, on which such director served.  Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, our directors are encouraged to attend.  Three of the seven directors in office at that time attended the 2008 Annual Meeting of Stockholders.

Determinations Regarding Director Independence

For 2008, the Board of Directors determined that each of Harold D. Copperman, Francis A. Dramis, Jr., William H. McAleer, Stephen F. Thornton, and David P. Vieau was an “independent director” as that term was defined in NASDAQ Marketplace Rule 4200(a)(15).  Edwin L. Harper served as our Interim Chief Executive Officer from April 1, 2008 to July 14, 2009, when Mr. Borman was selected as our new Chief Executive Officer, and as a result, Mr. Harper was not considered as independent during his service as our Interim Chief Executive Officer.  Following the selection of Mr. Borman as Chief Executive Officer, the Board of Directors reviewed

Mr. Harper’s service as our Interim Chief Executive Officer and considered whether any compensation he received would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director.  The Board concluded that Mr. Harper’s former service as our Interim Chief Executive Officer and the compensation he received would not interfere with the exercise of his independent judgment in carrying out his responsibilities as a director and found him to be an “independent” director within the meaning of the NASDAQ rules.  Mr. Harper, however, cannot serve as a member of our Audit Committee for three years from the date of his service as our Interim Chief Executive Officer since he had participated in the preparation of (and certified) our financial statements during his service as Interim Chief Executive Officer.  Our independent directors generally meet in executive session in conjunction with our quarterly Board meetings.

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the Securities and Exchange Commission (the “SEC”), and the Internal Revenue Service.

Finally, the Board of Directors has determined that William H. McAleer, the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Code of Conduct

Our Board of Directors adopted a Code of Conduct for all our officers, directors, and employees in April 2004.  Our Code of Conduct details the responsibilities of all our officers, directors, and employees to conduct our affairs in an honest and ethical manner and to comply with all applicable laws, rules, and regulations.  Our Code of Conduct addresses issues such as general standards of conduct, avoiding conflicts of interest, communications, financial reporting, safeguarding our assets, responsibilities to our customers, suppliers, and competitors, and dealing with governments.  Our Code of Conduct is available on our website at www.Avocent.com.

Corporate Governance Guidelines

We have also adopted Corporate Governance Guidelines that outline, among other things, the role of the Board of Directors, the qualifications and independence of Directors, the responsibilities of management, the Board, and the Board committees, Board evaluation and compensation, management succession, CEO evaluation, and limitations on the authority of executive management.  Our Corporate Governance Guidelines are also available on our website at www.Avocent.com.

Committees of the Board of Directors

During 2008, our Board of Directors had four standing committees:  the Acquisition and Strategy Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  All of the committee charters, as adopted by our Board of Directors, are available on our website at www.Avocent.com.  The functions performed by each committee and the members of each committee are described below.

Acquisition and Strategy Committee.  The Acquisition and Strategy Committee oversees our strategic direction and our acquisitions strategy and reviews specific acquisition proposals.  The current members of the Acquisition and Strategy Committee are Harold D. Copperman (Chairman), Francis A. Dramis, Jr., Edwin L. Harper, and William H. McAleer.

Audit Committee.  The Audit Committee reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting.  Our Audit Committee has (i) direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (ii) established procedures for handling complaints regarding our accounting practices, (iii) authority to engage any independent advisors it deems necessary to carry out its duties, and (iv) appropriate funding to engage any necessary outside advisors.  For 2008, the initial members of the Audit Committee were William H. McAleer (Chairman), Harold D. Copperman, and Edwin L. Harper.  Mr. Harper resigned from the Audit Committee effective March 31, 2008, and Mr. Dramis was elected to replace him.  The current members of the Audit Committee are Messrs. McAleer (Chairman), Copperman, and Dramis.  The Audit Committee report is set forth above.  The Audit Committee reviews and reassesses the adequacy of its Charter on an annual basis.

Compensation Committee.  The Compensation Committee oversees our compensation and benefits practices and programs.  For 2008, the initial members of the Compensation Committee were David P. Vieau (Chairman), Harold D. Copperman, and Edwin L. Harper.  Mr. Harper resigned from the Compensation Committee effective March 31, 2008, and Mr. McAleer was elected to replace him.  The current members of the Compensation Committee are Messrs. Vieau (Chairman), Copperman, and McAleer.  The Compensation Committee Report is set forth in the “Compensation of Executive Officers and Related Information — Compensation Discussion and Analysis” section later in this Proxy Statement.

Nominating and Governance Committee.  The Nominating and Governance Committee reviews candidates and makes recommendations of nominees (in consultation with the Chairman of our Board of Directors) for the Board of Directors.  The Committee also oversees our corporate governance and compliance activities.  See the section above entitled “Stockholder Proposals for the Next Annual Meeting” and our Bylaws for the proper proposal procedures.  The current members of the Nominating and Governance Committee are Francis A. Dramis, Jr. (Chairman), Harold D. Copperman, and David P. Vieau.

Director Nomination Policy

The Nominating and Governance Committee has adopted a policy with respect to the consideration of director candidates recommended by stockholders.  Pursuant to the policy, any stockholder may nominate a director candidate by following the procedures described in the section above entitled “Stockholder Proposals for the Next Annual Meeting” and as prescribed in our Bylaws.  In addition, stockholders who have held at least 5% of our outstanding stock for at least one year may submit recommendations for candidates to be considered for nomination by our Nominating and Governance Committee.  In order to make a recommendation to the Committee, a stockholder must deliver a written request to our corporate secretary which satisfies the notice, information, and consent requirements set forth in the “Policies and Procedures for Director Candidates” of the Nominating and Governance Committee, which can be found on our website at www.Avocent.com.

The Nominating and Governance Committee will evaluate the qualifications of all director recommendations that are properly submitted by stockholders, management, members of the Board of Directors, and to the extent deemed necessary, third-party search firms.  We have in the past paid a third party to assist us in identifying, evaluating, and screening potential candidates for nomination to the Board of Directors, and we may do so in the future.  In assessing potential candidates, the Nominating and Governance Committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, and other commitments.  In addition, the Committee considers the suitability of each candidate, taking into account the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.  After completion of its evaluation of candidates, the Nominating and Governance Committee will recommend a slate of director-nominees to the Board of Directors.

Stock Ownership Guidelines

In April 2006, our Board of Directors approved stock ownership guidelines for our directors and senior corporate officers.  Under these ownership guidelines, our non-employee Board members are expected to own our common stock with a value equal to at least their annual Board retainer.  In addition, our Chief Executive Officer is expected to own our common stock with a value equal to at least three times his base salary, our President and Chief Operating Officer is expected to own our common stock with a value equal to at least one and one-half times his base salary, and our senior officers are expected to own our common stock with a value equal to at least the officer’s base salary.  These ownership levels are to be achieved over a period of time by requiring each director or officer to retain a significant portion of any restricted stock unit awards until such time as the required minimum ownership level is reached.

In the case of both officers and directors, shares owned are to be valued annually on the vesting date of any restricted stock unit award at the value of the shares on that vesting date.  Shares owned by the officer or director in excess of the minimum required stock ownership value can be sold in the discretion of the officer or director, subject to normal trading guidelines imposed by us from time to time.  The stock ownership guidelines do not apply to awards of performance shares that are earned only when specific performance-based requirements have been met.

Communications with the Board

Stockholders wishing to communicate with our Board of Directors should send their communications in writing to the attention of our Corporate Secretary at Avocent Corporation, 11335 NE 122nd Way, Suite 140, Kirkland, Washington 98034.  Our Corporate Secretary will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to the Chairman of our Board of Directors.  If the communication requires a response, our Corporate Secretary will assist our Chairman (or other Directors) in preparing the response.

Compensation of Directors

We pay our non-employee directors an annual cash fee of $35,000 for their service on our Board of Directors and its committees.  In addition, in connection with Mr. Harper’s election as the Chairman of our Board of Directors in January 2008, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, approved an annual cash fee for the Chairman of $35,000, which is the same fee formerly paid to Mr. Harper as our Lead Independent Director.  In 2008, Mr. Harper received the Chairman/Lead Independent Director’s fee and the annual cash fee we pay all non-employee directors for their service on our Board of Directors.  For the additional services that Mr. Harper was expected to provide in connection with the selection of a new Chief Executive Officer and other management and transitional issues, Mr. Harper was compensated at the rate of $260,000 on an annualized basis for the period he served as Interim Chief Executive Officer (which resulted in him receiving $135,909 during 2008), and Mr. Harper was awarded 12,000 restricted stock units under the our 2005 Equity Incentive Plan, which vested in July 2008 when Mr. Borman took office.

During 2008, in addition to the fee we pay for Board service, we paid Mr. McAleer, who served as the Chairman of our Audit Committee, an annual fee of $10,000 (which was increased to $12,000 effective January 1, 2009), Mr. Vieau, who served as the Chairman of our Compensation Committee, an annual fee of $8,000 (which was increased to $10,000 effective January 1, 2009), Mr. Copperman, who served as the Chairman of our Acquisition and Strategy Committee, an annual fee of $5,000 (which was increased to $6,000 effective January 1, 2009), and Mr. Dramis, who served as the Chairman of our Nominating and Governance, an annual fee of $5,000 (which was increased to $6,000 effective January 1, 2009).

During 2008, we paid $1,500 for attendance in person or by telephone at our regular quarterly meetings of the Board and its committees and other meetings of the Board of Directors.  During 2008, we also paid members of the Audit Committee $1,500 for attendance in person or by telephone at meetings of the Audit Committee, and we paid members of our other committees $1,000 for attendance in person or by telephone at meetings of the other committees.  We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

In February 2008, each of our six non-employee directors (Messrs. Copperman, Dramis, Harper, McAleer, Thornton, and Vieau) was awarded 6,000 restricted stock units (with each unit representing the right, when vested, to receive one share of our common stock), with 3,000 restricted stock units vesting on each of January 1, 2009 and January 1, 2010.  This award was valued at approximately $120,000 based on an assumed $20 price for our common stock.  In recognition of the efforts by the members of the Nominating and Governance Committee in connection with our search for a Chief Executive Officer, our Board of Directors also approved an award in May

2008 of 500 restricted stock units to each member of the Nominating and Governance Committee (Messrs. Dramis, Copperman, and Vieau) to vest one-half on each of July 15, 2009 and July 15, 2010.  In addition, upon the recommendation of the Nominating and Governance Committee after a review of Mr. Harper’s performance as our Interim Chief Executive Officer and Mr. Copperman’s extensive efforts as a member of both the Compensation Committee and the Nominating and Governance Committee in connection with the CEO search process and the selection of Mr. Borman, our Board of Directors approved awards in August 2008 of 1,500 and 500 restricted stock units to Messrs. Harper and Copperman, respectively, which vested at that time.

In February 2009, our Board of Directors awarded each of our six non-employee directors 9,909 restricted stock units, with 4,955 restricted stock units vesting on February 8, 2010 and 4,954 restricted stock units vesting on February 8, 2011.  This award was valued at approximately $130,000 based on the $13.12 closing price of our common stock on the date of the award.

The option and restricted stock unit agreements we have with our non-employee directors specify that, in the event of a “change in control” of Avocent, any outstanding options held by each such director shall become fully vested and immediately available for exercise and any outstanding but unvested restricted stock units will also become fully vested.  Future equity award agreements we have with our directors may contain comparable “change in control” provisions under which any outstanding equity awards become fully vested and immediately available.  For this purpose, a “change in control” is deemed to occur if (i) any person acquires beneficial ownership of our securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of our then outstanding stock, (ii) within any twenty-four (24) month period, individuals who were directors at the beginning of any such period, together with any other directors first elected as our directors pursuant to nominations approved or ratified by at least two-thirds (2/3) of the directors in office immediately prior to any such election, cease to constitute a majority of our Board of Directors, or (iii) the closing of any transaction involving the sale, lease, exchange, liquidation, or other transfer of all or substantially all of our assets or any consolidation or merger in which Avocent is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities, or other property.

Notwithstanding the foregoing, the term “Change in Control” does not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of our outstanding voting stock is owned, directly or indirectly, by a holding company, and our stockholders immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

The following table shows compensation information for our current non-employee directors for 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold D. Copperman	86,500	125,111	—	—	—	—	211,610
Francis A. Dramis, Jr.	76,000	113,216	—	—	—	—	189,216
Edwin L. Harper	92,156	343,726	—	—	—	—	435,882
William H. McAleer	82,000	110,881	—	—	—	—	192,881
Stephen F. Thornton	39,991	110,881	—	—	—	—	150,871
David P. Vieau	74,500	113,216	—	—	—	—	187,716

(1)          The amounts listed in this column reflect retainer and meeting fees for fiscal 2008 regardless of when paid.

(2)          The amounts listed in this column do not reflect compensation actually received by the directors.  Instead, the amounts listed are the compensation costs recognized by us in fiscal 2008 for equity awards as determined pursuant to Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).  Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth under Notes 2 and 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on February 27, 2009.  As of December 31, 2008, each non-employee director had outstanding the following number of stock options, all of which are vested, and restricted stock units:

Director	Stock Options	RSUs
Mr. Copperman	44,200	8,516
Mr. Dramis	14,200	8,516
Mr. Harper	69,200	8,016
Mr. McAleer	55,200	8,016
Mr. Thornton	389,200	8,016
Mr. Vieau	44,200	8,516

As of December 31, 2008, Messrs. Cooperman, Dramis, and Vieau had outstanding 8,516 restricted stock units (representing the right to receive one share of our common stock), which vest as follows:  5,016 on January 1, 2009, 250 on July 15, 2009, 3,000 on January 1, 2009, and 250 on July 15, 2010.  As of December 31, 2008, Messrs. Harper, McAleer, and Thornton had outstanding 8,016 restricted stock units, which vest as follows:  5,016 on January 1, 2009 and 3,000 on January 1, 2010.

EXECUTIVE OFFICERS

The following table sets forth information regarding the individuals who served as our executive officers as of April 15, 2009:

Name	Age	Position

Michael J. Borman*	55	Chief Executive Officer
Doyle C. Weeks*	63	President and Chief Operating Officer
Stephen M. Daly	44	Executive Vice President and General Manager of the Avocent LANDesk Business Unit
Benjamin R. Grimes	42	Executive Vice President of Corporate Strategy and Chief Technology Officer
Samuel F. Saracino	58	Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary
Edward H. Blankenship	44	Senior Vice President of Finance, Chief Financial Officer, and Assistant Secretary
Kieran MacSweeney	52	Senior Vice President and Managing Director of Avocent International
Eugene F. Mulligan	44	Senior Vice President of Global Operations

*              See “Proposal One — Election of Directors” for the biographies of Messrs. Borman and Weeks, who are also on our Board of Directors.

Stephen M. Daly has been our Executive Vice President and General Manager of our LANDesk Business Unit since January 2007, our Senior Vice President of Corporate Strategy from February 2005 to December 2006, and our Vice President of Embedded Solutions from November 2003 to January 2005.

Benjamin R. Grimes has been our Executive Vice President and Chief Technology Officer since May 2008 and our Vice President of Corporate Strategy from March 2007 to April 2008.  Prior to that, Mr. Grimes was with IBM where he was a Distinguished Engineer serving as the lead architect for software development for IBM xSeries and blades from 2002 to February 2007.

Samuel F. Saracino has been our Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary since February 2005 and our Senior Vice President of Legal and Corporate Affairs, General Counsel, and Secretary from July 2000 to January 2005.

Edward H. Blankenship has been our Senior Vice President of Finance, Chief Financial Officer, and Assistant Secretary since July 2005 and our Vice President of Finance and Chief Accounting Officer from July 2002 to July 2005.

Kieran MacSweeney has been our Senior Vice President and Managing Director of Avocent International since January 2008, our Senior Vice President and the General Manager of the Avocent Desktop Solutions Division and Managing Director of Avocent International from January 2006 to January 2008, our Senior Vice President of Global Corporate Quality and Managing Director of Avocent International from February 2005 to January 2006, and our Senior Vice President and Managing Director of International Operations from July 2000 to January 2005.

Eugene F. Mulligan has been our Senior Vice President of Global Operations since January 2006, our Senior Vice President of Redmond Operations from February 2005 to December 2005, and our Vice President of West Coast Operations from November 2001 to January 2005.

COMPENSATION OF EXECUTIVE OFFICERS AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

The Avocent Corporation Compensation Committee (the “Committee”) is responsible for establishing and monitoring our general compensation policies and plans.  The Committee is elected by our Board of Directors, and during 2008, was comprised of three independent non-employee directors.  The Committee reviews and determines all compensation of our executive officers, serves as the Administrator under our 2005 Equity Incentive Plan and our 2008 Inducement Equity Incentive Plan, reviews and approves all equity awards to our executive officers, and generally consults with management about our employee compensation programs.

The Charter of the Compensation Committee reflects these responsibilities, and our Board of Directors periodically reviews and, if necessary, revises the Charter.  The Committee generally meets quarterly and at other scheduled times during the year.  Significant compensation decisions are typically discussed and deliberated at several meetings to allow for consideration of alternative courses of action, the review of additional or supplemental information, and thoughtful analysis of the issues.  During 2008, the Committee met eleven times.

The Philosophy and Objectives of Our Compensation Program

The principal objective of our compensation program is to attract, retain, and motivate talented executives and key employees critical to our growth and long-term success and the creation of stockholder value.  The Committee’s other objectives are (i) to create a total compensation package that is externally competitive, internally equitable, performance based, and aligned with the creation of stockholder value, (ii) to provide affordable levels of compensation for each executive officer and key employee in exchange for expected levels of performance and results, and (iii) to ensure that the total compensation levels are reflective of our performance and provide executives and key employees with the opportunity to receive above-market total compensation for exceptional business performance (but with below-market total compensation for substandard business performance).

Compensation Consultants

The Committee’s Charter gives the Committee the authority to retain compensation consultants and other professional advisors to assist the Committee in its work.  For the past three years, the Committee has retained an independent compensation consultant, who has reported directly to the Committee.

For 2008, the Committee engaged Buck Consultants, LLC to perform a review of our executive compensation programs, including a review of the total compensation package for executives based on proxy analysis of peer companies and current market surveys, a competitive assessment of our base pay and cash bonus program and its design, metrics, and payout levels, an assessment of the components of, incentives under, and alternatives to our equity incentive program based on peer and market data and trends with a competitive review of our overhang and run-rate levels.  Buck Consultants identified the following sixteen companies as our peer group companies:  ADTRAN, Inc., Brocade Communications Systems Inc., Ciena Corp., Emulex Corp., F5 Networks, Inc., Foundry Networks, Inc., Intermec, Inc., MRV Communications, Inc., National Instruments Corp., NetGear, Inc., Plantronics, Inc., Polycom, Inc., QLogic Corp., Rackable Systems, Inc., RADISYS Corp., and Zebra Technologies Corp.  Buck Consultants was also engaged to perform a comprehensive review of our compensation program for directors, including annual cash compensation and retainers for non-employee directors and committee chairs, meeting fees, and a competitive assessment of equity vehicles and awards for directors.  For 2009, the Committee again engaged Buck Consultants to assist the Committee in the design of our executive cash bonus and long-term equity compensation programs.

Role of Our Executive Officers in Compensation Decisions

Our Chief Executive Officer participates in some of the Committee discussions and decisions regarding salaries and incentive compensation for employees, except that he is excluded from discussions of, or voting on, his own salary, bonus, or other compensation.  Our President, our Chief Financial Officer, our General Counsel and Secretary, and members of our Finance and Human Resources Departments have in the past provided data, reports, and analyses to the Committee, and supported the Committee in its work.  As part of the Committee’s annual review process, our Chief Executive Officer and our President have in the past assisted the Committee by preparing recommendations for the Committee regarding annual base salaries, corporate and individual business and financial objectives, incentive bonuses, equity awards, and other compensation matters for all employees.  In making executive compensation decisions, the Committee considers these recommendations but regularly meets in sessions not attended by members of management.  The Committee is solely responsible for approving all matters related to the compensation of executive officers.

The Annual Compensation Process

The performance of our executive officers and our executive compensation policies and program are reviewed and revised on an annual basis by the Committee.  The Committee generally begins its review in the last quarter of each calendar year, and the process carries over into the following calendar year.

For 2008, consistent with prior years, the Committee adopted, based on the prior recommendations of our compensation consultants, a compensation package for each executive officer comprised of three elements: (i) an annual base salary, (ii) an annual incentive cash bonus based on the achievement of certain pre-established financial goals for Avocent, and (iii) a long-term equity-based incentive award consisting of restricted stock and performance shares that is designed to strengthen the mutuality of interests between our executive officers and our stockholders.  In determining specific 2008 compensation levels for our executive officers (including our Chief Executive Officer), with the assistance of Buck Consultants, the Committee reviewed and considered the competitive market data and other compensation information from a variety of sources.  The Committee then reviewed corporate, business unit, and individual performance in 2007 and expected performance in 2008.  The Committee also reviewed several reports and other data summarizing for each executive officer the total dollar value of annual compensation for prior years, current and historical base salary data, incentive bonuses in previous years, and prior equity awards.

The Elements of our Executive Compensation Program

Annual Base Salary

In general, the Committee’s goal is to position executive officer base salaries, other than for our Chief Executive Officer, and to target total cash compensation of executive officers (consisting of base salary plus short-term cash incentives) at the fiftieth percentile of our peer group companies.  For 2008, John R. Cooper, our former Chairman and Chief Executive Officer, and Doyle C. Weeks, our President and Chief Operating Officer, recommended increases of four to five percent for our executive officers based on increases of that amount in the consumer price index (such cost-of-living increases were required by the Employment and Noncompetition Agreements then in effect with our executive officers).  Messrs. Cooper and Weeks also recommended additional increases of $14,000 for Mr. Daly and $12,777 for Mr. Blankenship to reflect their increased responsibilities and to bring them more in line with competitive market levels reported by Buck Consultants.  The Committee then considered the base salary levels recommended for each executive officer in view of the individual’s qualifications and relevant experience, the strategic goals for which the executive has responsibility, the executive’s future potential, and the amount necessary to retain the executive.  The Committee did not assign individual weights to any of these factors, but used them collectively to make its compensation determinations.  The Committee accepted these recommendations and concluded that the increases were appropriate for each executive officer.  The base salaries for our named executive officers (the “Named Executive Officers”) are set forth in the Summary Compensation Table.

In December 2008, the Employment and Noncompetition Agreements we have with our senior executives were amended to comply with Section 409A of the Internal Revenue Code, and at that time, the provision mandating a cost of living increase in these agreements was removed.  At that time, the Committee reviewed the base salaries of our executive officers (other than our Chief Executive Officer) for 2009 and compared them to 2008 base salaries, and in view of the deteriorating global economic situation, the Committee did not increase the base salary of any executive officer.  The Committee approved the following 2009 base salaries for our Named Executive Officers:

Named Executive Officer	2009 Base Salary
Mr. Borman	$600,000
Mr. Cooper(1)	$0
Mr. Blankenship	$285,261
Mr. Weeks	$436,392
Mr. Perry(2)	$327,502
Mr. Daly	$305,200

(1)	Mr. Cooper retired effective March 31, 2008.
(2)	Mr. Perry resigned effective February 28, 2009.

Incentive Bonuses

Incentive bonuses are awarded by the Committee based on objective and subjective standards.  In awarding executive bonuses for 2008, the Committee considered our success in achieving specific financial goals related to revenue growth and earnings growth.  The Committee endeavored to tie a significant portion of each executive officer’s cash compensation to our achievement of pre-established financial objectives.  In addition, as previously noted, the Committee’s goal is to target total cash compensation of executive officers (consisting of base salary plus short-term incentive bonus) at the fiftieth percentile of our peer group companies.  The Committee also has the authority to adjust bonuses based on its evaluation of an executive’s performance during a year.

For 2008, the Committee designed the executive cash bonus program to reward executives on a sliding scale based on our annual performance.  The program was targeted at 100% of base pay for our Chief Executive Officer, 70% of base pay for our President, and 60% of base pay for our other executive officers.  Our Board of Directors has approved a number of corporate-wide business and financial objectives for 2008 related to the development and introduction of new IT infrastructure products, revenue diversification, and operational efficiencies, and the Committee concluded that the best way to measure our success in achieving these business and financial goals was to measure the growth in our operational revenue and earnings per share from 2007 to 2008.  The Committee also retained the authority to award additional bonuses based on its evaluation of an executive’s performance during 2008, but it did not make any discretionary awards for 2008.

The calculation of executive bonuses for 2008 was to be based on targeted levels of growth from 2007 to 2008 in our operational net sales and operational diluted earnings per share.  Operational net sales consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP.  This pro forma amortization ended in the third quarter of 2007, and therefore operational net sales was equal to GAAP net sales for fiscal year 2008.  Operational diluted earnings per share is calculated by dividing operational net income by weighted average diluted shares outstanding.  Operational net income consists of GAAP net income, adjusted by restructuring and integration costs, amortization related to purchase accounting adjustments, stock-based compensation, and acquired in-process research and development expenses.  A complete discussion of these non-GAAP measures is included in Part II Item 7 of our Annual Report on Form 10-K filed with the SEC on February 27, 2009.

At the time the specific levels of growth were determined and approved, the Committee believed that the goals would be difficult to achieve but that the targeted levels of growth were achievable with significant effort on the part of our executive officers.  Each of the two performance metrics was to be weighted equally in calculating the bonus awards actually earned by each participant.  These bonus amounts were performance driven and completely at risk.  There was no threshold or minimum payout, and depending on the levels of growth in our 2008 operational net sales and 2008 operational diluted earnings per share over 2007, an executive could actually earn a percentage from 0% to 150% of the targeted bonus initially determined.  As a result, the maximum possible award under the program was 150% of base pay for our Chief Executive Officer, 105% of base pay for our President, and 90% of base pay for our other executive officers.

In early 2009, the Committee reviewed our financial performance for 2008 and examined whether the previously-approved financial objectives had been met.  The Committee concluded that the levels of growth in our 2008 operational net sales and operational diluted earnings per share over 2007 exceeded the targeted level of financial performance (with the result that the “multiplier” was 106%).  The range of possible incentive bonus awards and the amounts for 2008 actually awarded by the Committee to our Named Executive Officers were as follows:

Named Executive Officer	Minimum Possible 2008 Incentive Bonus Award	Maximum Possible 2008 Incentive Bonus Award	Actual 2008 Incentive Bonus Award
Mr Borman(1)	$0	$418,033	$295,410
Mr. Cooper(2)	$0	$0	$0
Mr. Blankenship	$0	$256,735	$181,426
Mr. Weeks	$0	$458,212	$323,803
Mr. Perry(3)	$0	$294,752	$208,291
Mr. Daly	$0	$274,680	$194,107

(1)	Mr. Borman’s incentive bonus was established in July 2008 when he was hired. See the section below, entitled “Compensation of Chief Executive Officer.”
(2)	Mr. Cooper retired effective March 31, 2008.
(3)	Mr. Perry resigned effective February 28, 2009.

For the first quarter of 2009, the Committee again designed the executive cash bonus program to reward executives on a sliding scale based on our annual performance.  The program is again targeted at 100% of base pay for our Chief Executive Officer, 70% of base pay for our President, and 60% of base pay for our other executive officers.  As in 2008, the calculation of executive bonuses for the first quarter of 2009 is based on targeted quarterly levels of operational net sales and operational diluted earnings per share (both as defined above), which the Committee again believed would be difficult to achieve but which the Committee believed were nevertheless achievable with significant effort on the part of our executive officers.  Any bonuses that are earned will be paid out after the end of the year.  Each of the two performance metrics would be weighted equally in calculating the percentage of targeted bonus actually earned by each participant.  Depending on the levels of our quarterly operational net sales and operational diluted earnings per share in the first quarter of 2009, an executive could actually earn a percentage from 0% to 150% of the targeted bonus initially determined.  As a result, if annualized, the maximum award under the program is 150% of base pay for our Chief Executive Officer, 105% of base pay for our President, and 90% of base pay for our other executive officers, and the range of possible 2009 incentive bonus awards for our Named Executive Officers is as follows:

Named Executive Officer	Minimum Possible 2009 Incentive Bonus Award	Maximum Possible 2009 Incentive Bonus Award
Mr. Borman	$0	$900,000
Mr. Cooper(1)	$0	$0
Mr. Blankenship	$0	$256,735
Mr. Weeks	$0	$458,212
Mr. Perry(2)	$0	$0
Mr. Daly	$0	$274,680

(1)	Mr. Cooper retired effective March 31, 2008.
(2)	Mr. Perry resigned effective February 28, 2009.

The Committee is currently considering the metrics for the incentive bonus program for the remainder of 2009, and the Committee has not yet determined the financial and/or performance objectives for the rest of the year.  The Committee has also retained the authority to award additional bonuses based on its evaluation of an executive’s performance during 2009, and could do so upon instances of superior performance or achievement, unique circumstances affecting an executive, significant financial or business accomplishments, or similar circumstances.

Long-Term Incentive Compensation

The Committee endeavors to align the interests of our executive officers with those of our stockholders, and long-term incentive compensation is a key element of our compensation program for executive officers.  In general, the Committee’s objective is to position the value of the long-term incentive compensation granted to executive officers at the fiftieth percentile of the value offered by our peer group companies.  The Committee is not, however, required to adhere strictly to this guideline and may vary the size of the equity award to each executive officer as it determines the circumstances warrant.

Following a comprehensive review in 2005 of the design of our long-term compensation program (which had previously consisted of stock options) and the various types and mixes of equity awards, the Committee concluded that a mix of restricted stock units and performance shares would best meet its long-term incentive compensation goals.  The Committee concluded that the restricted stock units would provide strong retention incentive, while the performance shares would provide a focus on achieving financial metrics.  The Committee was of the view that strong financial performance by our executive officers would generally be reflected by an increase in our stock price over time while substandard performance would generally be reflected by a decrease in our stock price over time.  Accordingly, the Committee concluded that the upside and downside potential of restricted stock units and performance shares provided a good alignment between executive officer performance and executive compensation.  Since the value of the restricted stock unit and performance share awards would depend upon our future financial performance and stock price, the Committee believed these equity awards would provide an incentive to our executive officers to foster our success.  Finally, the Committee concluded that this mix offered the lowest amount of stockholder dilution while still achieving the desired results of the program.

The 2005 Plan authorizes the Committee to determine the goals applicable for performance-based awards using one or more measures that are designed to meet the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code.  Thus, the Committee may make awards of performance shares under the 2005 Plan that will be earned if certain performance metrics (such as revenue, revenue growth, earnings per share, earnings per share growth, operational earnings, operational earnings growth, operational earnings per share, operational earnings per share growth, or share price) are met.  Once a particular performance metric is met, the shares would then vest over a specified period designated by the Committee.

In early 2008, the Committee compared dilution calculations and projected value calculations to determine the desired mix between restricted stock units and performance shares, the applicable vesting periods for the restricted stock units and performance shares, and the performance criteria or triggers for the performance shares.  For 2008, the Committee concluded (with input from Buck Consultants) that one-half of the long-term equity incentive awards should consist of restricted stock units and one-half should consist of performance shares, which differed from the two-thirds/one-third ratio used in 2007.  The Committee anticipates that it will make restricted stock unit and performance share awards on an annual basis.

In February 2008, the Committee approved awards of restricted stock units for 2008 under the 2005 Equity Incentive Plan to our executive officers, and these awards vest over three years (one-third will vest on each of January 1, 2009, January 1, 2010, and January 1, 2011).  At that time, the Committee also awarded market condition performance shares under the 2005 Plan to our executive officers with one-half to be earned in 2008 and one-half to be earned in 2009 at specified targeted levels of our common stock price (as measured on a rolling average basis) on specific dates over the two-year period.  These performance share awards were performance driven and completely at risk.  There was no threshold or minimum payout, and depending on our stock price levels over the two year-period, participants would earn a percentage from 0% to 125% of their targeted performance-based share awards.  Any performance shares actually earned by each participant, if and to the extent earned, would vest over three years.

The initial restricted stock unit and performance share awards to our Named Executive Officers for 2008 were as follows:

	Time-Based	Market-Condition Performance Share Awards
Named Executive Officer	Restricted Stock Units Awarded	Minimum Number	Targeted Number at 100%	Maximum Number at 125%
Mr. Borman(1)	125,000	0	100,000	125,000
Mr. Cooper(2)	0	0	0	0
Mr. Blankenship	11,250	0	14,625	18,281
Mr. Weeks	25,519	0	33,174	41,467
Mr. Perry(3)	13,750	0	17,875	22,343
Mr. Daly	12,500	0	16,250	20,313

(1)	Mr. Borman’s performance share award was established in July 2008 when he was hired. See the section below, entitled “Compensation of Chief Executive Officer.”
(2)	Mr. Cooper retired effective March 31, 2008.
(3)	Mr. Perry resigned effective February 28, 2009.

In July 2008, in connection with the selection of our new Chief Executive Officer, the Compensation Committee approved the following additional “stay pay” awards of restricted stock units under the 2005 Plan to certain executive officers, including awards to the following Named Executive Officers:

Named Executive Officer	Restricted Stock Units Awarded
Mr. Blankenship	8,000
Mr. Weeks	14,000
Mr. Perry(1)	13,000
Mr. Daly	11,000

(1)	Mr. Perry resigned effective February 28, 2009, resulting in a forfeiture of these shares.

These awards vest upon the earlier to occur of the first anniversary of the grant date or the closing price of Avocent’s common stock being at or above a specified level for each trading day during any period of thirty consecutive calendar days.

In November 2008, the Compensation Committee became concerned with the deteriorating economic environment and the accompanying broad-based decline in global corporate stock prices.  After consideration, the Committee concluded that the originally-specified targeted levels of our common stock price on specified dates during the two-year period did not fairly represent its goals for our overall performance in the current and expected economic environment for 2008 and 2009.  The Committee believed that the global economic downturn and the resulting impact on corporate stock prices unfairly penalized holders of the performance share awards.  Accordingly, the Compensation Committee amended the performance criteria for all performance shares awarded to our executive officers and other employees by indexing the specified targeted levels of our stock price (as measured on a moving average basis) by reference to the decline in the NASDAQ Composite Index (as also measured on a moving average basis) on the specified dates during the two-year period and by requiring that our performance exceed by varying percentage amounts the relative performance of the NASDAQ Composite Index on the specified dates during the two-year period.  The vesting schedule for the performance share awards and all other terms and conditions of the performance share awards was left unchanged.  The Committee believed that this would be a more accurate indicator of our performance relative to others during unprecedented economic turmoil.  The Committee also believed that this would benefit stockholders since executive officers would benefit only if our indexed stock price performance exceeded the relative performance of the NASDAQ Composite Index, thus indicating above average performance even in difficult economic times.  In general, the Committee believes that external performance measures should reflect the efforts of our executive officers, and if an external performance measure is influenced by factors outside of the control of our executive officers, the Committee reserves the right to adjust the award or the performance measure.

As with the objectives for the incentive bonus program, at the time these stock price objectives were determined and approved, the Committee believed that the stock price targets would be difficult but achievable with significant effort.  As noted above, however, the broad-based impact of global economic conditions on corporate stock prices caused the Committee to re-examine the stock price targets in late 2008, and the Committee indexed the targets to account for factors outside management control.

In early 2009, the Committee reviewed the indexed performance of our common stock compared to the NASDAQ Composite Index, and the Committee concluded that the performance of our stock price exceeded the relative performance of the NASDAQ Composite Index on the specified dates during 2008 (as measured on a moving average basis), and awarded 100% of the performance share targets for 2008, representing one-half of the total two-year award.  The performance shares actually earned by our Named Executive Officers for 2008 were therefore as follows:

Named Executive Officer	Number of Performance Shares Earned for 2008
Mr. Borman(1)	50,000
Mr. Cooper(2)	0
Mr. Blankenship	7,312
Mr. Weeks	16,587
Mr. Perry(3)	8,937
Mr. Daly	8,125

(1)	Mr. Borman’s performance share award was established in July 2008 when he was hired. See the section below, entitled “Compensation of Chief Executive Officer.”
(2)	Mr. Cooper retired effective March 31, 2008.
(3)	Mr. Perry resigned effective February 28, 2009.

Perquisites

Our executive officers (including our Named Executive Officers) participate in the medical, dental, vision, and insurance plans generally available to all employees.  In addition, our executive officers are encouraged to take an annual physical examination at our expense that is more extensive than that provided under our standard medical plans.  We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation, and all our U.S. employees (including our Named Executive Officers) are eligible to receive matching contributions that are subject to vesting over time.  As detailed in the Summary Compensation Table, Mr. Daly received a home relocation benefit during 2006 in connection with his relocation to Huntsville and in 2007 in connection with his relocation to Salt Lake City.  We do not provide our executive officers with other perquisites such as personal club memberships, vacation houses or apartments, entertainment accounts, or similar perks.

Compensation of the Chief Executive Officer

John R. Cooper

In January 2008, John R. Cooper, our former Chairman and Chief Executive Officer, announced his retirement, and we entered into a Retirement and General Release Agreement with him.  At that time, his base salary was $523,000, which had been his 2007 base salary.  Under the terms of the Retirement Agreement, we agreed to continue payment of compensation and benefits to Mr. Cooper through March 31, 2009, the effective date of his retirement.  In addition, we paid Mr. Cooper the following amounts and benefits pursuant to the term of his Amended and Restated Employment and Noncompetition Agreement dated December 13, 2006 with us:

Named Executive Officer	Lump Sum Severance Payment and Severance Bonus(1)	Accelerated Vesting of Restricted Stock(2)	Extension of Option Vesting Terms(3)	Continuation Of Other Benefits(4)	Total
Mr. Cooper	$1,381,154	$484,204	$388,525	$30,889	$2,284,772

(1)	This amount was paid in October 2008 and subject to required tax withholding and deductions and employee-paid premiums for health care coverage.
(2)

The amounts listed in this column represent the value of 32,173 restricted stock units based on the closing price of $15.05 per share on NASDAQ on January 23, 2008. These restricted stock units vested on March 31, 2008, and the shares of common stock represented by these restricted stock units were delivered to Mr. Cooper in October 2008. The number of shares actually delivered to Mr. Cooper was reduced by the minimum statutorily required federal, state, and local withholding of taxes with respect to the vesting and delivery of such shares.

(3)

The amounts listed in this column represent the value of stock options related to the extension of vesting terms beyond those ordinarily provided in our stock option agreements as determined pursuant to Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). Mr. Cooper will have approximately two and a half years to exercise his outstanding options from March 31, 2008.

(4)

The amount listed in this column includes the estimated costs for Mr. Cooper to participate in additional benefits for two years from March 31, 2008 and include: $17,799 for medical and dental coverage, $4,110 for annual physicals, and $8,980 for supplemental disability insurance.

Under the Retirement Agreement, Mr. Cooper is able to exercise any vested stock options through September 2010.  Mr. Cooper is also eligible for employee and dependent coverage through March 2010 under our medical, dental, Section 125 medical reimbursement, and supplemental long-term disability plans in which he was a participant.  The Retirement Agreement contains a general release of claims and noncompetition obligations.

Michael J. Borman

Our Board of Directors hired our current Chief Executive Officer, Michael J. Borman, in July 2008.  Working with the Nominating and Governance Committee, our Compensation Committee consulted Buck Consultants and our executive recruiting firm about the terms and components of a competitive compensation package for Mr. Borman.  After this consultation and a review of relevant materials, the Committee increased the base salary for our Chief Executive Officer from $523,000 and approved an annualized base salary of $600,000 for Mr. Borman.  Mr. Borman received $251,539 as base salary for 2008.  As noted above, the Compensation Committee did not make any increases in the 2009 base salaries of our executive officers, and for 2009,

Mr. Borman’s annual base salary remains at $600,000.

In connection with his appointment as Chief Executive Officer, Mr. Borman entered into an Employment and Noncompetition Agreement pursuant to which he is eligible for an annual performance bonus, with the annual target for each calendar year being at least 100% of his base salary for that year and the maximum bonus opportunity for each calendar year being 150% of the base salary for that year.  Mr. Borman received a signing bonus of $130,000 and a relocation payment of $200,000.  Mr. Borman’s Employment and Noncompetition Agreement also provides for term life insurance equal to two times Mr. Borman’s base salary, and severance compensation in the event of a termination upon a change in control, termination other than for cause, or termination by reason of disability.

In connection with his appointment as Chief Executive Officer, the Compensation Committee approved equity awards for Mr. Borman.  The Committee awarded Mr. Borman 125,000 restricted stock units, with 50,000 units scheduled to vest on January 1, 2009, and 25,000 units scheduled to vest on January 1 of each of 2010, 2011, and 2012.  In addition, the Committee awarded Mr. Borman a targeted performance share award of 100,000 performance shares with a maximum award of up to 125,000 performance shares.  Mr. Borman was eligible to vest in these performance shares upon the achievement of specified targeted levels of Avocent’s average common stock price on specific dates over a two-year period, and these shares, if earned, are scheduled to vest in three equal amounts on January 1 of each of 2010, 2011, and 2012.  The restricted stock unit and performance share awards were granted to Mr. Borman pursuant to the Avocent Corporation 2008 Inducement Equity Incentive Plan as a material inducement to enter employment with Avocent and to compensate him for equity awards he relinquished upon his departure from IBM.  As noted above, in November 2008, the Compensation Committee indexed the specified targeted levels of our stock price in order to earn the performance shares by reference to the NASDAQ Composite Index, and in January 2009, the Committee determined that Mr. Borman earned 50,000 performance shares, which vest as detailed above.

Statement Regarding Option Practices

The Compensation Committee has not granted stock options to our executive officers since August 2005.  The Committee periodically reviews the advantages and disadvantages of stock option awards, and may in the future award stock options to our executive officers or non-executive employees.

All stock options awarded to our executive officers prior to August 2005 were approved by the Committee, and all options to directors were approved by the disinterested members of the Board of Directors.  Options were granted at scheduled meetings of the Committee (or the Board of Directors), and the exercise price for these options was the closing price of our common stock on the date of the grant (i.e., the date of the Committee or Board of Directors meeting).  For non-executive officers, the Committee delegated to our Chief Executive Officer the authority to grant options consistent with our prior practices and policies to newly-hired employees with an exercise price on the date of the new employee’s commencement of employment.  The Committee also approved a pool of options for non-executive employees and delegated to our Chief Executive Officer the authority to designate the specific option award to non-executive employees from this pool of options approved by the Committee.

We did not have during the last fiscal year, and do not intend to have during the current fiscal year, any plan or practice to select or time option grant dates for executive officers in coordination with the release of material nonpublic information.

Employment Contracts and Severance Agreements

We have entered into employment agreements with each of our executive officers, including our Named Executive Officers.  Under each agreement, the executive officer receives an annual base salary, subject to annual increases at the discretion of the Committee of the Board of Directors.  Each executive officer is entitled to receive an annual bonus at the discretion of the Committee based on our performance and the performance of the executive officer and to participate in equity plans and all other benefit programs generally available to our executive officers.  Under the terms of the employment and other agreements, we agree to indemnify each executive officer for certain liabilities arising from actions taken by the executive officer within the scope of employment.

Under the terms of the employment agreements, our executive officers have also agreed that during the term of their employment and for a term of twelve months thereafter (twenty-four months in the case of Michael J. Borman, our Chief Executive Officer, and eighteen months in the case of Doyle C. Weeks, our President and Chief Operating Officer), they will not compete against us without our prior written consent.  The employment agreements prohibit an executive officer from engaging in any capacity in any business activity worldwide that is substantially similar to, or in direct competition with, any of the business activities of or services provided by us at the time of the executive officer’s termination.

Under the terms of the employment agreements, an executive officer’s employment may be terminated for any of the following reasons with the benefits due to the executive officer dependent on the circumstance of termination.  The benefits described below for the various types of termination were determined by our Compensation Committee and our Board of Directors based on the benefits that have existed in some of our employment contracts for over a decade, on the benefits believed necessary by the Committee and the Board to attract and retain executives and other key people, and on provisions commonly found in executive employment agreements for companies of our size.  The following benefits are paid in compliance with Section 409A of the Internal Revenue Code:

Voluntary Termination

The executive officer may voluntarily terminate (resign) employment.  In the case of voluntary termination, the executive officer will receive only accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of termination.

Death

The estate of the executive officer will receive accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of death.  In addition, in the event the estate of an executive officer signs a release of any claims against us, the estate is entitled have the vesting of any then-outstanding equity awards granted to the executive officer deemed and treated as fully earned and accelerated.  The estate of our Chief Executive Officer is not entitled to this acceleration benefit, and instead, his estate is entitled to receive a prorated portion of his targeted bonus for the year.

Termination upon Disability

We may terminate the executive officer’s employment for disability if, in the reasonable judgment of our Board of Directors, the executive officer is unable to perform the essential job functions, with or without accommodation, because of a mental or physical illness, disease or condition and the executive officer has not performed the powers, duties, authorities, and responsibilities typically associated with the position in public companies of a similar size and nature.  In the case of termination upon disability, the executive officer will receive accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of termination.

Upon termination for disability in the case of an executive other than our Chief Executive Officer, if the executive officer signs a release of any claims against us, the executive officer is also entitled to a bonus payment equal to the executive officer’s average annual bonus during the two years immediately preceding termination and to have the vesting of any then-outstanding equity awards granted to the executive officer deemed and treated as fully earned and accelerated.  Upon termination for disability in the case of our Chief Executive Officer, if he signs a release of any claims against us, our Chief Executive Officer is entitled to a bonus payment equal to his average annual bonus during the two years immediately preceding termination, and if he is terminated by reason of disability before the determination of his annual bonus for 2009, he is entitled to receive his targeted bonus for 2009 in lieu of his average annual bonus over the prior two years.  If any executive officer timely elects continuation of medical, dental and vision coverage under our group health plans pursuant to COBRA, the executive officer is entitled to such continuation coverage for a period of eighteen months from the date of termination by reason of disability at no cost to the executive officer.

Termination for Cause

We may terminate an executive officer’s employment “for cause.”  This includes termination by reason of:  (i) willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to us which has resulted in material injury to us; (ii) willful material breach of this Agreement which, if curable, is not cured within thirty (30) days after we provide the executive officer with written notice describing in detail the material breach; or (iii) s conviction of or pleading guilty or nolo contendere to any felony or misdemeanor involving, theft, embezzlement, dishonesty, or moral turpitude.  In the case of a termination “for cause,” the executive officer will receive accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of termination, but no other benefits or severance compensation.

Termination Other Than for Cause

We may terminate an executive officer’s employment “other than for cause,” and the executive officer may terminate the employment if there is a “constructive termination” of the executive officer’s employment by reason of a material breach by us of the officer’s employment agreement.  For this purpose, the term “constructive termination” means the executive officer’s voluntary termination of employment by reason of (i) a material diminution of the executive officer’s title, reporting line, powers, duties, authorities, or responsibilities, (ii) a reduction in the executive officer’s base salary or annual bonus target percentage, or (iii) any other material breach by us, but these events only constitute “constructive termination” if the executive officer gives us written notice within ninety days of the occurrence of the event that would constitute constructive termination and we have failed to cure such event within thirty days of receipt of such written notice and the executive officer’s separation from service occurs during a period not to exceed two years following the initial existence of the reason giving rise to the constructive termination.  In the case of termination other than for cause, the executive officer will receive accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of termination.

Upon termination “other than for cause,” if the executive officer signs a release of any claims against us, the executive officer is also entitled to severance compensation equal to the executive officer’s base salary at the rate payable at the time of termination for a period of twelve months following the date of termination (twenty-four months in the case of Mr. Borman and eighteen months in the case of Mr. Weeks) and an amount equal to the executive officer’s average annual bonus during the two years immediately preceding his termination (or in Mr. Borman’s case if the termination “other than for cause” occurs before the determination of his annual bonus for 2009, he is entitled to receive his targeted bonus for 2009 in lieu of his average annual bonus over the prior two years).  Under the severance compensation provisions of the employment agreements and equity award agreements with our executive officers, the executive officer is also entitled to have the vesting of any then-outstanding equity awards (other than, in the case of our Chief Executive Officer, unearned performance shares) granted to the executive officer deemed and treated as fully earned and accelerated.  If an executive officer timely elects continuation of medical, dental and vision coverage under our group health plans pursuant to COBRA, the executive officer is entitled to such continuation coverage for a period of eighteen months from the date of termination by reason of disability at no cost to the executive officer.

Termination Following a Change in Control

If a “change in control” of Avocent occurs, the executive officer may terminate his employment within six months, or we may terminate the executive officer’s employment within eighteen months after the change in control.  A “change in control” is deemed to occur if (i) any person acquires beneficial ownership of our securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of our then outstanding stock, (ii) within any twenty-four (24) month period, individuals who were Directors at the beginning of any such period, together with any other Directors first elected as our Directors pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of our Board of Directors, or (iii) the closing of any transaction involving any sale, lease, exchange, liquidation, or other transfer of all or substantially all of our assets or any consolidation or merger in which Avocent is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property.  In the case of termination following a change in control, the executive officer will receive accrued salary, earned bonus, vested deferred compensation, and other benefits earned through the date of termination.

Upon termination following a “change in control” if the executive officer signs a release of any claims against us, the executive officer is also entitled to severance compensation equal to the executive officer’s base salary at the rate payable at the time of termination for a period of twelve months following the date of termination (twenty-four months in the case of Mr. Borman and eighteen months in the case of Mr. Weeks) and an amount equal to the executive officer’s average annual bonus during the two years immediately preceding his termination (or in Mr. Borman’s case if the termination following a “change in control” occurs before the determination of his annual bonus for 2009, he is entitled to receive his targeted bonus for 2009 in lieu of his average annual bonus over the prior two years).  Under the severance compensation provisions of the employment agreements and equity award agreements with our executive officers, the executive officer is also entitled to have the vesting of any then-outstanding equity awards granted to the executive officer deemed and treated as fully earned and accelerated.  If an executive officer timely elects continuation of medical, dental and vision coverage under our group health plans pursuant to COBRA, the executive officer is entitled to such continuation coverage for a period of eighteen months from the date of termination by reason of disability at no cost to the executive officer. Our executive officers (other than Mr. Borman) are entitled to indemnification for taxes imposed on them as a result of Section 4999 of the Internal Revenue Code if payments due to them in the event of a termination following a “change in control” constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination for disability, termination other than for cause, and termination following a change in control for each of our Named Executive Officers.  Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2008 (December 31, 2008).  There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct.

Named Executive Officer	Severance Payment(1) ($)	Severance Bonus ($)	Accelerated Vesting of Restricted Stock(2) ($)	Continuation of Health Plans ($)	Total ($)
Mr. Borman	1,200,000	600,000	4,477,500	23,294	6,300,794
Mr. Blankenship	285,261	88,552	877,035	11,647	1,262,494
Mr. Weeks	654,588	171,496	1,882,592	8,900	2,717,575
Mr. Perry	327,502	110,136	1,167,356	11,647	1,616,641
Mr. Daly	305,200	80,991	1,018,309	11,647	1,416,146

(1)	The amounts listed in this column are paid only in the event of termination other than for cause or termination following a change in control—not in the event of termination for disability.

(2)	The amounts listed in this column represent the value of each restricted stock unit award based on the closing price of $17.91 per share on NASDAQ on December 31, 2008.

Deductibility of Executive Compensation

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a federal income tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m).  The Committee believes that the performance shares awarded in 2008 to our executive officers under the 2005 Equity Incentive Plan will meet the requirements for qualifying as performance-based under Section 162(m).  The performance shares awarded to Mr. Borman in 2008, however, were made under the 2008 Inducement Equity Incentive Plan, which is not a stockholder-approved plan, and these shares will not qualify as performance-based under Section 162(m).  In addition, the incentive bonus awards and the vesting of any awards of restricted stock units will not qualify as performance-based under Section 162(m).  To the extent that, in any fiscal year, a Named Executive Officer’s base salary, incentive bonus award, and restricted stock unit vesting exceeds $1 million, the compensation will not be deductible by us for federal income tax purposes.  It is the Committee’s policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law.  We may, however, from time to time, pay compensation to executive officers that may not be deductible.

Compensation Committee Interlocks and Insider Participation

From January 31, 2008 to March 31, 2008, David P. Vieau (Chairman), Harold D. Copperman, and Edwin L. Harper served on our Compensation Committee.  Mr. Harper resigned as a member of the Compensation Committee on March 31, 2008 in connection with his election as our Interim Chief Executive Officer effective April 1, 2008.  He was replaced by William H. McAleer.  During 2008, no member of our Compensation Committee was an officer or employee or formerly an officer of Avocent during his service on the Compensation Committee, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934.  None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Avocent specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Avocent Corporation Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2008.  Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Avocent’s Annual Report on Form 10-K and Proxy Statement for its 2009 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
David P. Vieau, Chairman
Harold D. Copperman
William H. McAleer

Summary Compensation for 2008

The following table shows compensation for 2008 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Michael J. Borman,	2008	251,539	0	1,460,950	0	295,410	—	330,000	2,337,899
Chief Executive Officer(6)

John R. Cooper,	2008	203,165	0	882,477	0	0		1,416,629	2,502,271
Former Chief Executive	2007	523,000	292	1,179,650	0	0		6,750	1,709,692
Officer(6)	2006	500,000	200	883,362	180,516	616,964	—	6,600	2,187,642

Edward H. Blankenship,	2008	285,261	0	467,266	0	181,426		6,900	940,853
Senior Vice President	2007	261,000	292	330,160	0	0		6,750	598,202
and Chief Financial	2006	240,000	200	230,872	51,081	177,103	—	6,600	705,856
Officer

Doyle C. Weeks,	2008	436,392	0	995,696	0	323,803		6,900	1,762,791
President and Chief	2007	418,000	292	811,631	0	0		6,750	1,236,673
Operating Officer	2006	400,000	200	597,270	0	342,991	—	6,600	1,347,061

C. David Perry,
Executive Vice President and	2008	327,502	0	655,073	0	208,291		2,252	1,193,118
General Manager	2007	314,000	292	562,897	0	0		6,750	883,919
of Management Systems	2006	300,000	50,200	416,563	0	220,272	—	6,600	993,635

Stephen M. Daly,
Executive Vice	2008	305,200	0	541,466	0	194,107		5,265	1,046,039
President and General Manager	2007	280,000	292	350,102	0	0		182,837	813,231
of the LANDesk	2006	220,000	200	233,891	0	161,981	—	47,890	663,962

(1)

The amounts listed in this column include an annual holiday bonus for each Named Executive Officer that is provided to all employees and, in the case of Mr. Perry, a discretionary bonus of $50,000 awarded to him by the Compensation Committee for 2006.

(2)

The amounts listed in this column do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts listed are the compensation expense recognized by us for restricted stock unit awards as determined pursuant to Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The assumptions used to calculate the value of these equity awards are set forth under Notes 2 and 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 filed with the SEC on February 27, 2009.

(3)

The amounts listed in this column do not reflect compensation actually received by the Named Executive Officers.  Instead, the amounts listed are the compensation expenses recognized by us for option awards as determined pursuant to FAS 123R. In each case, these compensation costs reflect option awards granted in 2002 with four-year vesting periods (and which were not accelerated when we accelerated the vesting of all outstanding options with an exercise price of $25.14 or more in December 2005). The assumptions used to calculate the value of these option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2002 filed with the SEC on March 27, 2003.

(4)

The amounts listed in this column for 2008 represent bonuses awarded for 2008 (and paid in early 2009) under our incentive bonus program and were paid upon the Compensation Committee’s determination that the performance-based operational revenue growth and operational earnings per share growth metrics for 2008 were met as described in the “Incentive Bonuses” section above. Similarly, the amounts listed for 2006 represent bonuses awarded for 2006 (and paid in early 2007) under our incentive bonus program and were paid upon the Compensation Committee’s determination that the corporate and individual objectives and the performance-based operational revenue growth and earnings per share growth metrics for 2006 were met. No bonuses were earned or paid for 2007.

(5)

The amounts listed in this column represent employer contributions to Avocent’s 401(k) Retirement Plan for the Named Executive Officers and, in the case of Mr. Borman for 2008, a $130,000 signing bonus and a relocation payment of $200,000. The amounts listed for Mr. Cooper for 2008 include $1,412,043 in retirement payments as described in the “Compensation of the Chief Executive Officer” section above. The amounts listed for Mr. Daly represent relocation expenses for 2007 and 2006, including $14,108 related to airfare for family members in 2007. Mr. Daly’s relocation expenses in 2007 were $162,079 consisting of $38,942 in travel and household moving expenses, $10,845 in temporary housing expenses for Mr. Daly and his family, $51,624 in expenses related to the sale of his former residence, $23,333 relocation bonus, and $37,335 in tax reimbursement attributable to the foregoing expenses. Mr. Daly’s relocation expenses in 2006 were $41,290, consisting of $18,791 in travel, household moving, and temporary housing expenses for Mr. Daly and his family, $14,298 in expenses related to the sale of his former residence, and $8,201 in tax reimbursement attributable to the foregoing expenses.

(6)

For 2008, Mr. Cooper served as our Chief Executive Officer from January 1 through March 31, and Mr. Borman served from July 15 through the end of the year.  Edwin L. Harper served as our interim Chief Executive Officer from April 1 to July 14, 2008.  Mr. Harper’s compensation during 2008 is fully disclosed in the “Compensation of Directors” section and the “Director Compensation Table” above.  Mr. Harper received no compensation, including equity awards or bonuses, beyond that set forth in the Director Compensation Table, and he was not eligible to participate in our executive compensation or bonus programs.

Grants of Plan-Based Awards During 2008

The following table shows all plan-based awards granted to our Named Executive Officers during 2008.

GRANTS OF PLAN-BASED AWARDS TABLE

						All Other	All Other		Grant
						Stock	Option	Exercise	Date
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		Awards: Number of Shares of Stock or Units(3) (#)	Awards: Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards(4) ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Borman	7/15/08	278,689	418,033			125,000			2,960,000
	7/15/08			100,000	125,000				2,389,509
Mr. Cooper									0
Mr. Blankenship	2/19/08	171,157	256.735			11,250			188,775
	2/19/08			14,625	18,281				277,070
	7/14/08					8,000			189,526
Mr. Weeks	2/19/08	305,474	458.212			25,519			428,209
	2/19/08			33,174	41,468				628,481
	7/14/08					14,000			331,671
Mr. Perry	2/19/08	190,501	294,751			13,750			230,725
	2/19/08			17,875	22,344				338,642
	7/14/08					13,000			307,980
Mr. Daly	2/19/08	183,120	274,680			12,500			209,750
	2/19/08			16,250	20,313				307,856
	7/14/08					11,000			260,598

(1)          The amounts listed in these two columns list the target and the maximum payout under our incentive program for 2008.  As described in the Compensation Discussion and Analysis, cash bonuses for 2008 under this program were dependent on the achievement of specified targeted levels of growth in our 2008 operational revenue and operational earnings per share over 2007 levels.  All potential payouts under the incentive program were performance driven and completely at risk.  Therefore, there was no threshold payout, and the targeted payout was 100% of base salary for Mr. Borman, 70% of base salary for Mr. Weeks, and 60% of base salary for the other Named Executive Officers.  With the financial multiplier, which has a range of zero to 150%, the maximum payout was 150% of base salary for Mr. Borman, 105% of base salary for Mr. Weeks, and 90% of base salary for the other Named Executive Officers.  The amount of these bonuses paid in early 2009 is detailed in the Compensation Discussion and Analysis and in the Summary Compensation Table.

(2)          The amounts listed in these two columns list the target and the maximum payout of performance shares or market-condition based shares awarded in 2008 under our 2005 Equity Incentive Plan.  As described in the Compensation Discussion and Analysis, these market-condition based awards are “earned” only upon the achievement of certain targeted prices of our common stock (as measured on a moving average basis) on specific dates over a two-year period as indexed by reference to the NASDAQ Composite Index.  All potential payouts of shares under this program were performance driven and completely at risk.  Therefore, there was no threshold payout, and the targeted and maximum payouts are listed in these columns.  The number performance shares earned for 2008 is detailed in the Compensation Discussion and Analysis.

(3)          These amounts listed in this column represent awards of restricted stock units.  Each award is subject to a Restricted Stock Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events, including a termination other than for cause or termination following a change in control of Avocent.  These awards vest over three years, one-third on each of January 1, 2008, January 1, 2009, and January 1, 2010.

(4)          The amounts listed in this column were calculated pursuant to FAS 123R.

Outstanding Equity Awards on December 31, 2008

The following table shows all outstanding equity awards held by our Named Executive Officers on December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Mr. Borman						125,000	(5)	2,238,750
									100,000	(6)	1,791,000
Mr. Cooper	40,000			52.44	9/18/2010
	130,000			21.56	9/30/2010
	112,500			27.25	9/30/2010
	75,000			40.98	9/30/2010
	28,000			26.14	9/30/2010
Mr. Blankenship	25,000			15.46	7/25/2012
	10,000			27.25	3/7/2013
	10,000			40.98	2/5/2014
	5,000			28.96	8/19/2014
	3,000			26.14	6/30/2015
						2,867	(7)	51,348
						2,121	(8)	37,987
						6,450	(9)	115,520
						11,250	(10)	201,488
									14,625	(11)	261,934
									8,000	(12)	143,280
Mr. Weeks	12,500			26.94	5/2/2010
	200,000			52.44	9/18/2010
	100,000			27.25	3/7/2013
	40,000			40.98	2/5/2014
						6,451	(7)	115,537
						4,774	(8)	85,502
						12,902	(9)	231,075
						25,519	(10)	457,045
									33,174	(11)	594,146
									14,000	(12)	250,740
Mr. Perry	10,000			20.81	3/12/2011
	40,000			21.77	4/15/2012
	55,000			27.25	3/7/2013
	30,000			40.98	2/5/2014
	10,000			28.96	8/19/2014
	11,500			26.14	6/30/2015
						4,301	(7)	77,031
						3,182	(8)	56,990
						8,602	(9)	154,062
						13,750	(10)	246,263
									17,875	(11)	320,141
									13,000	(12)	232,830
Mr. Daly	30,000			37.28	11/18/2013
	5,000			26.68	8/13/2014
	3,300			26.14	6/30/2015
						2,867	(7)	51,348
						2,121	(8)	37,987
						8,056	(9)	144,283
						12,500	(10)	223,875
									16,250	(11)	291,038
									11,000	(12)	197,010

(1)          The options listed in this column are all vested for each Named Executive Officer.  In December 2005, we accelerated the vesting of all our options that were then outstanding and unvested with an exercise price of $25.00 or more per share, and any other options listed in the column have vested under the vesting terms of the original grant.

(2)          The amounts listed in this column represent the value of each restricted stock unit award based on the closing price of $17.91 per share on NASDAQ on December 31, 2008.

(3)          The amounts listed in this column represent the actual number (at target rate of 100%) of performance shares or market-condition based share awards that were unearned as of December 31, 2008, the last day of our fiscal year.

(4)          The amounts listed in this column represent the value of each performance share or market-condition based share award based on the closing price of $17.91 per share on NASDAQ on December 31, 2008.

(5)          These 2008 restricted stock unit awards vest over four years, 40% on January 1, 2009, then 20% on each of January 1, 2010, January 1, 2011, and January 1, 2012.

(6)          These 2008 performance shares or market-condition based share awards are “earned” only upon the achievement of certain targeted prices of our common stock (as measured on a moving average basis) on specific dates over a two-year period as indexed by reference to the NASDAQ Composite Index.  The number of performance shares earned for 2008 is detailed in the Compensation Discussion and Analysis.  Any shares earned vest one-third on each of January 1, 2010, January 1, 2011, and January 1, 2012.

(7)          These 2006 restricted stock unit awards vest over three years.  The amount listed is the remaining unvested portion of the award, which vests on January 1, 2009.

(8)          These 2006 performance share awards were earned and vest over three years.  The amount listed is the remaining unvested portion of the award, which vests on January 1, 2009.

(9)          These 2007 restricted stock unit awards vest over three years.  The amount listed is the remaining unvested portion of the award, which vests on half on each of January 1, 2009 and January 1, 2010.

(10)    These 2008 restricted stock unit awards vest over three years, one-third on each of January 1, 2009, January 1, 2010, and January 1, 2011.

(11)    These 2008 performance shares or market-condition based share awards are “earned” only upon the achievement of certain targeted prices of our common stock (as measured on a moving average basis) on specific dates over a two-year period as indexed by reference to the NASDAQ Composite Index.  The number of performance shares earned for 2008 is detailed in the Compensation Discussion and Analysis.  Any shares earned vest one-third on each of January 1, 2009, January 1, 2010, and January 1, 2011.

(12)    These 2008 restricted sock unit award vest on the earlier to occur of July 14, 2009 or the closing price of our common stock being at or above a specified level during each trading day during any period of thirty consecutive calendar days.

Option Exercises and Stock Vested in 2008

The following table shows all stock options exercised and the value realized upon exercise by certain Named Executive Officers during 2008.

OPTIONS EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Mr. Borman	0	0	0	0
Mr. Cooper	0	0	64,774	1,321,889
Mr. Blankenship	0	0	9,183	204,781
Mr. Weeks	0	0	22,356	498,839
Mr. Perry	0	0	15,494	345,516
Mr. Daly	0	0	10,083	224,851

(1)

The amounts listed in this column represent restricted stock unit awards that vested during 2008. Of the amounts shown in this column, we withheld the following number of shares to cover our tax withholding obligations: 23,807 for Mr. Cooper, 3,134 for Mr. Blankenship, 7,258 for Mr. Weeks, 4,337 for Mr. Perry, and 3,415 for Mr. Daly.

(2)

The value listed in this column is equal to the closing price of our common stock on the vesting date of the restricted stock units, multiplied by the number of restricted stock units that vest, and does not necessarily indicate that the holder sold such stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our equity compensation plans as of December 31, 2008:

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining
	to be Issued upon	Weighted-Average	Available for Future Issuance
	Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (excluding Securities
Plan Category	Warrants, and Rights	Warrants, and Rights	reflected in Column (a))

Equity Compensation Plans Approved by Security Holders(1)	5,284,747	$23.31	1,590,275

Equity Compensation Plans Not Approved by Security Holders(2)	431,107	$17.64	200,000

Total(3)(4)	5,715,854	$22.88	1,790,275

(1)

Column (a) includes only securities to be issued upon the exercise of outstanding options or rights under the Avocent Corporation 2000 Stock Option Plan, the Avocent Corporation 2003 Stock Option Plans, and the Avocent Corporation 2005 Equity Incentive Plan, which are described in the footnotes to our Financial Statements in our most recent Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(2)

Column (a) includes only securities to be issued upon the exercise of outstanding options or rights under the Avocent Corporation 2000 Transition Stock Option Plan, the Avocent Corporation 2003 Inducement Plan, and the Avocent Corporation 2008 Inducement Equity Incentive Plan, which are described in the footnotes to our Financial Statements in our most recent Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(3)

Column (a) does not include securities to be issued under equity compensation plans assumed by us in connection with mergers and acquisitions and pursuant to which options remain outstanding, including the following: the Apex Employee Stock Plan, the Cybex 1995 Employee Stock Option Plan, the Cybex 1998 Employee Stock Incentive Plan, the Cybex Outside Directors’ Stock Plan, the Equinox Systems Inc. 1988 Non-Qualified Stock Option Plan, the Equinox 1992 Non-Qualified Stock Option Plan, the Equinox 1993 Stock Option Plan, the Equinox Directors’ Stock Option Plan, the Equinox 2000 Directors’ Stock Option Plan, the 2C Computing, Inc. 2001 Stock Option Plan, the OSA Technologies, Inc. 2000 Stock Plan and the LANDesk Group Ltd 2002 Plan. As of December 31, 2008, a total of 415,448 shares of Avocent Corporation common stock may be purchased pursuant to options outstanding under all such plans, at a weighted average exercise price of $19.54. No further grants may be made under any of these plans.

(4)

Column (a) includes restricted stock units granted under our 2005 Equity Incentive Plan and 2008 Inducement Equity Incentive Plan. As of December 31, 2008, a total of 1,728,762 shares of our common stock may be issued upon vesting, at a weighted average price of $0. An additional 398,193 shares of restricted stock unit awards were granted in 2008 under our 2005 Equity Incentive Plan and our 2008 Inducement Equity Incentive Plan. These restricted stock unit awards are subject to market conditions to be measured in December 2009 and are included in the Column (a) total. Column (c) includes 804,415 shares reserved for issuance under the Avocent Corporation Employee Stock Purchase Plan.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table indicates the number of shares of our common stock beneficially owned as of April 10, 2009 by (i) each person or entity known to be the beneficial owner of more than 5% of our outstanding stock, (ii) each of the executive officers listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all directors and executive officers as a group.  Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned, subject to community property laws where applicable.  Ownership information is based upon information furnished by the respective individuals.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

PRIMECAP Management Company(2) 225 South Lake Ave., #400 Pasadena, CA 9 I 101	2,830,750	6.4%

Barclays Global Investors, NA.(3) 400 Howard Street San Francisco, CA 94105	1,662,031	3.8%

Janus Capital Management LLC(4) 151 Detroit Street Denver, CO 80206	1,338,835	3.0%

Stephen F. Thornton(5)	639,709	1.4%

Michael J. Borman(6)	36,984	*

Doyle C. Weeks(7)	401,127	1.0

Edward H. Blankenship(8)	77,152	*

Stephen M. Daly(9)	61,018	*

Harold D. Copperman(10)	63,474	*

Francis A. Dramis, Jr.(11)	24,578	*

Edwin L. Harper(12)	100,455	*

William H. McAleer(13)	64,403	*

David P. Vieau(14)	61,974	*

All executive officers and directors as a group (14 persons)(15)	2,110,885	4.6%

*	Less than one percent.

(1)

Unless otherwise indicated, each person or entity named below has an address in care of our principal executive offices located at 4991 Corporate Drive, Huntsville, Alabama 35805. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The numbers reflected in the percentage ownership columns are based on 44,267,582 shares of our common stock outstanding.

(2)	Based solely on a Schedule 13G/A filed by PRIMECAP Management Company, Inc with the SEC on February 11, 2009.

(3)	Based solely on a Schedule 13G filed by Barclays Global Investors, NA., with the SEC on February 5, 2009.

(4)

Based solely on a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 17, 2009, and includes shares owned by Janus Capital Management affiliates (including INTECH Investment Management and Perkins Wolf McDonnell and Company, LLC).

(5)

Includes (i) 130,839 shares owned directly by Mr. Thornton, (ii) 49,248 shares owned by his spouse, (iii) 70,422 shares held by the Thornton Family Limited Partnership, of which Mr. Thornton is a general partner and as to which he may be deemed to share voting and investment power, and (iv) 389,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 11, 2009.

(6)	Includes (i) 36,984 shares owned directly by Mr. Borman.

(7)	Includes (i) 48,627 shares owned directly by Mr. Weeks, and (ii) 352,500 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(8)	Includes (i) 24,152 shares owned directly by Mr. Blankenship, and (ii) 53,000 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(9)	Includes (i) 22,718 shares owned directly by Mr. Daly, and (ii) 38,300 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(10)	Includes (i) 19,274 shares owned directly by Mr. Copperman, and (ii) 44,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(11)	Includes (i) 10,378 shares owned directly by Mr. Dramis, and (ii) 14,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(12)

Includes (i) 26,255 shares owned directly by Mr. Harper, (ii) 5,000 shares held by the Harper Family Investments, LLLP, and (iii) 69,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(13)	Includes (i) 9,203 shares owned directly by Mr. McAleer, and (ii) 55,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(14)	Includes (i) 17,774 shares owned directly by Mr. Vieau, and (ii) 44,200 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

(15)	Includes (i) 1,561,458 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days of April 10, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission and NASDAQ.  Such directors, executive officers, and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal 2008, our directors, executive officers, and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them except that William H. McAleer, one of our directors, failed to timely report a sale of 1,000 shares on April 29, 2008 and a sale of 250 shares on July 25, 2008.

OUR POLICIES AND PROCEDURES WITH RESPECT TO RELATED PERSON TRANSACTIONS

The Audit Committee Charter requires that the members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.  Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Avocent is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Avocent;

•	any person who is known to be the beneficial owner of more than 5% of our common stock; and

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to whistleblower claims, conflicts of interest, and adherence to our Code of Conduct.  There were no related person transactions during 2008 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed.  We will disclose all related person transactions in our applicable filings with the Securities and Exchange Commission as required under SEC rules.

OTHER INFORMATION

Our 2009 Annual Report for the fiscal year ended December 31, 2008 will be mailed to the stockholders of record as of April 23, 2009 together with the mailing of this Proxy Statement.  Stockholders who do not receive a copy of the 2008 Annual Report with their Proxy Statement may obtain a copy from our website, www.Avocent.com, or by writing to or calling Samuel F. Saracino, Corporate Secretary, Avocent Corporation, 11335 NE 122nd Way, Suite 140, Kirkland, Washington 98034.  His telephone number is (425) 861-5858.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold.  You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the postage prepaid envelope enclosed.  You may also submit your proxy over the Internet or by telephone.  For specific instructions, please refer to the information provided with your proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Samuel F. Saracino
Secretary

Huntsville, Alabama

April 28, 2009

APPENDIX A

AVOCENT CORPORATION

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

1.             Purposes of the Plan.  The purposes of this Equity Incentive Plan are:

•      to attract and retain the best available personnel for positions of substantial responsibility,

•      to provide additional incentive to Service Providers, and

•      to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents, as determined by the Administrator at the time of grant.

2.             Definitions.  As used herein, the following definitions shall apply:

(a)       “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)       “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c)       “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d)       “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents.

(e)       “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)        “Awarded Stock” means the Common Stock subject to an Award.

(g)       “Board” means the Board of Directors of the Company.

(h)       “Cash Position” means the Company’s level of cash and cash equivalents.

(i)        “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i)    Any person acquires beneficial ownership of the Company’s securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding stock.  For purposes of this Amendment, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(ii)   Within any twenty-four (24) month period, the individuals who were Directors of the Company at the beginning of any such period, together with any other Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of the Company.

(iii)  The closing of any transaction involving:

a)             any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company common stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

b)            any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding subparagraphs (i)(iii)(1) and (b)(iii)(2) above, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

(j)        “Code” means the Internal Revenue Code of 1986, as amended.

(k)       “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l)        “Common Stock” means the Common Stock of the Company.

(m)      “Company” means Avocent Corporation.

(n)       “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o)       “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 15.

(p)       “Director” means a member of the Board.

(q)       “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)        “Dividend Equivalent” means a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.  The Dividend Equivalent for each Share subject to an Award shall only be paid to a Participant on the vesting date for such Share.

(s)       “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(t)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.  For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(u)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)       “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)   If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(w)      “Fiscal Year” means a fiscal year of the Company.

(x)        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)       “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(z)        “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)     “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.  The Notice of Grant is part of the Option Agreement.

(bb)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc)     “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(dd)     “Operating Income” means the Company’s or a business unit’s income from operations prior to intangible amortization, merger-related expenses, impairment charges, and any other unusual items, determined in accordance with generally accepted accounting principles.

(ee)     “Operational Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Operating Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(ff)       “Option” means a stock option granted pursuant to the Plan.

(gg)     “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.  The Option Agreement is subject to the terms and conditions of the Plan.

(hh)           “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ii)       “Participant” means the holder of an outstanding Award granted under the Plan.

(jj)       “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Operational Earnings Per Share, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, (k) Company share price, and (l) Total Stockholder Return.  The Performance Goals may differ from Participant to Participant and from Award to Award.  The Administrator shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

(kk)     “Performance Share” means a performance share Award granted to a Participant pursuant to Section 13.

(ll)       “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 14.

(mm)   “Plan” means this 2005 Equity Incentive Plan as amended and restated.

(nn)     “Restricted Stock” means Shares granted pursuant to Section 11 of the Plan.

(oo)     “Restricted Stock Unit” means an Award granted pursuant to Section 12 of the Plan.

(pp)     “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(qq)     “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(rr)       “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(ss)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(tt)       “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(uu)     “Service Provider” means an Employee, Consultant or Director.

(vv)     “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.

(ww)   “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(xx)      “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(yy)     “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3.             Stock Subject to the Plan.

(a)           Stock Subject to Plan.  Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 9,050,000 Shares, plus any Shares remaining available for issuance under the Company’s stock option plans on the date of the Company’s 2009 Annual Meeting of Stockholders plus any Shares subject to any outstanding options under the Company’s stock option plans on the date of the Company’s 2009 Annual Meeting of Stockholders that subsequently expire unexercised.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)           Full Value Awards.  Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto.  Any Shares subject to Awards other than Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one and one-half Shares for every one Share subject thereto.  To the extent that a Share that was subject to an Award that counted as either two or one and one-half Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan shall be credited with Shares at the original rate.

(c)           Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to SARs, Shares issued pursuant to an SAR as well as the Shares withheld to pay the exercise price shall cease to be available under the Plan.  Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan.  Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan.  Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan.  Any payout of Performance Units or Dividend Equivalents, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan.  Conversely, any forfeiture of Performance Units or Dividend Equivalents shall not increase the number of Shares available for issuance under the Plan.

4.             Administration of the Plan.

(a)         Procedure.

(i)       Multiple Administrative Bodies.  The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)      Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)     Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)     Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)         Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)       to determine the Fair Market Value of the Common Stock, in accordance with Section 2(v) of the Plan;

(ii)      to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv)     to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v)      to approve forms of agreement for use under the Plan;

(vi)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)    to construe and interpret the terms of the Plan and Awards;

(viii)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix)     to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x)      to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)     to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more).  The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii)    to determine whether Dividend Equivalents will be granted in connection with another Award;

(xiii)   to determine the terms and restrictions applicable to Awards; and

(xiv)   to make all other determinations deemed necessary or advisable for administering the Plan.

(c)         Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.             Eligibility.  Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units, Dividend Equivalents and Nonstatutory Stock Options may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6.             No Employment Rights.  Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7.             Code Section 162(m) Provisions.

(a)           Option and SAR Annual Share Limit.  No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 400,000 Shares; provided, however, that such limit shall be 1,200,000 Shares in the Participant’s first Fiscal Year of Company service.

(b)           Restricted Stock, Restricted Stock Units and Performance Share Annual Limit.  No Participant shall be granted, in any Fiscal Year, more than 200,000 Shares of Restricted Stock, Restricted Stock Units or Performance Shares (which may include related Dividend Equivalent grants); provided, however, that such limit shall be 600,000 Shares in the Participant’s first Fiscal Year of Company service.

(c)           Performance Units Annual Limit.  No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000, provided, however, that such limit shall be $3,000,000 in the Participant’s first Fiscal Year of Company service.

(d)           Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(e)           Changes in Capitalization.  The numerical limitations in Sections 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).

8.           Term of Plan.  The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2005.

9.           Stock Options.

(a)         Term .  The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b)         Option Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c)         No Repricing.  The exercise price for an Option may not be reduced without the consent of the Company’s stockholders.  This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(d)             Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.  In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e)             Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Subject to Applicable Laws, such consideration may consist entirely of:

(i)    cash;

(ii)   check;

(iii)  other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)  delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v)   any combination of the foregoing methods of payment; or

(vi)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f)                              Exercise of Option; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant.  Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g)                           Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)                           Disability.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i)                               Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j)                               ISO $100,000 Rule.  Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

(i)                              of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which

(ii)                           become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 9(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10.                                 Stock Appreciation Rights.

(a)                            Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)                           Exercise Price and other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.  Otherwise, subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant.

(c)                            No Repricing.  The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders.  This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(d)                           Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)                              The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)                           The number of Shares with respect to which the SAR is exercised.

(e)                            Payment upon Exercise of SAR.  At the discretion of the Administrator, and as specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof.

(f)                              SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether it may be settled in cash, Shares or a combination thereof, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(g)                           Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(h)                           Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement).  In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan.  If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i)                               Disability.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement).  In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan.  If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j)                               Death of Participant.  If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death.  If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11.                                 Restricted Stock.

(a)                            Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b)                           Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan.  Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded.  The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award.  Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)                                  Restricted Stock Award Agreement.  Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

12.                                 Restricted Stock Units.

(a)                            Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units.  Restricted Stock Units shall be granted in the form of units to acquire Shares.  Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b)                           Vesting Criteria and Other Terms.  The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)                            Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the

Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)                           Form and Timing of Payment.  Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement.  The Administrator shall pay earned Restricted Stock Units in Shares.

(e)                            Cancellation.  On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

13.                                 Performance Shares.

(a)                            Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares.  Performance Shares shall be granted in the form of units to acquire Shares.  Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b)                           Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan.  Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator.  The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award.  Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)                            Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

14.                                 Performance Units.

(a)                            Grant of Performance Units.  Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units.  Performance Units shall be granted in the form of units to acquire Shares.  Each such unit shall be the cash equivalent of one Share of Common Stock.  No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b)                           Number of Performance Units.  Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c)                            Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan.  Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator.  The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award.  Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d)                           Performance Unit Award Agreement.  Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

15.                                 Deferred Stock Units.

(a)                            Description.  Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.  Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b)                           162(m) Limits.  Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

16.                                 Leaves of Absence.  Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

17.                                 Part-Time Service.  Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee transitions to a work schedule under which they are customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service.  Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

18.                                 Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient.  If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.  Notwithstanding any action by the Administrator to make an Award transferable, no transfer for value or consideration shall be made without the prior approval of the Company’s stockholders.

19.                                 Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a)                                  Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) fiscal year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable.  In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c)                                  Change of Control.

(i)                                     Stock Options and SARs.  In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable.  If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.  For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii)               Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents and Deferred Stock Units.  In the event of a Change of Control, each outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award (and any related Dividend Equivalent) shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Deferred Stock Unit including as to Shares (or with respect to Performance Units and Dividend Equivalents, the cash equivalent thereof) which would not otherwise be vested.  For the purposes of this paragraph, a Restricted Stock, Restricted Stock Units, Performance Share, Performance Unit, Dividend Equivalent and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units and Dividend Equivalents, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

20.                                 Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

21.                                 Amendment and Termination of the Plan.

(a)                            Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Stock Plan without obtaining stockholder approval.

(b)                           Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted).  Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)                            Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

22.                                 Conditions Upon Issuance of Shares.

(a)                            Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units and Dividend Equivalents, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)                           Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.                                 Liability of Company.

(a)                            Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)                           Grants Exceeding Allotted Shares.  If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.

24.                                 Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS

Nominee:
Francis A. (“Fran”) Dramis, Jr. (Class III Director)

		FOR	WITHHOLD AUTHORITY
		Mr. Dramis	for Mr. Dramis

		☐	☐

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.	FOR	AGAINST	ABSTAIN

		☐	☐	☐

3.	PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT Of the	FOR	AGAINST	ABSTAIN
Company’s 2005 Equity Incentive Plan.
		☐	☐	☐

	I PLAN TO ATTEND THE MEETING			☐

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE BELOW.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

THANK YOU FOR VOTING.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AVOCENT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2009

The undersigned stockholder(s) of AVOCENT CORPORATION, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2009, and hereby appoints Michael J. Borman, Doyle C. Weeks, Samuel F. Saracino, and Edward H. Blankenship, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of AVOCENT CORPORATION to be held on Thursday, June 11, 2009, at 10:00 a.m. Central time, at corporate headquarters and principal executive offices of AVOCENT CORPORATION located at 4991 Corporate Drive, Huntsville, Alabama 35805, and at any adjournment or adjournments of the Annual Meeting, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

MEETING OF STOCKHOLDERS

JUNE 11, 2009

10:00 a.m.

Avocent Corporate Headquarters
4991 Corporate Drive
Huntsville, Alabama 35805